Filed Pursuant to Rule 424(b)(3)
File Number 333-149881

Sticker to Prospectus

August 21, 2009

The prospectus for LEAF Equipment Finance Fund 4, L.P. consists of this sticker, the prospectus dated August 12, 2008 and Cumulative Supplement No. 3 dated August 21, 2009. The primary purpose of the cumulative supplement is to provide the status of the offering and update the prospectus, including providing updated financial statements for us and our general partner and updated prior performance tables.

This sticker and Cumulative Supplement No. 3 form a part of, and must be accompanied or preceded by, the prospectus.

L4-09

LEAF Equipment Finance Fund 4, L.P.

Cumulative Supplement No. 3

to the

Prospectus dated August 12, 2008

August 21, 2009

This cumulative supplement forms a part of, and must be accompanied or preceded by, the prospectus. This cumulative supplement supersedes Cumulative Supplement No. 2.

Summary of this Cumulative Supplement

This cumulative supplement updates:

•	the “Investor Suitability” section of the prospectus;

•	the status of the offering;

•	the “Use of Proceeds” section of the prospectus;

•	the “Risk Factors” section of the prospectus;

•	our cash distributions to our investors;

•	our equipment lease portfolio;

•	our selected financial data;

•	the “Management Compensation” section of the prospectus;

•	the financing we have arranged to implement our borrowing strategy;

•	the “Management” section of the prospectus;

•	the “Other Programs Managed by Our General Partner or its Affiliates” section of the prospectus to provide updated “Prior Performance Tables,” which is Appendix SB to the prospectus;

•	the “Management’s Discussion and Analysis of Financial Condition” section of the prospectus; and

•	our financial statements as of December 31, 2008 and June 30, 2009, and our general partner’s financial statements as of September 30, 2008.

Investor Suitability

Tennessee Residents

Tennessee residents’ investment must not exceed ten percent (10%) of their liquid net worth.

Restrictions Imposed by the Patriot and Related Acts.

The units we are offering may not be offered, sold, transferred or delivered, directly or indirectly, to any “unacceptable investor.” “Unacceptable investor” means any person who is a:

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person or entity who is a “designated national,” “specially designated national,” “specially designated terrorist,” “specially designated global terrorist,” “foreign terrorist organization,” or “blocked person” within the definitions set forth in the Foreign Assets Control Regulations of the U.S. Treasury Department;

•	person acting on behalf of, or any entity owned or controlled by, any government against whom the U.S. maintains economic sanctions or embargoes under the Regulations of the U.S. Treasury Department;

•

person or entity who is within the scope of Executive Order 13224-Blocking Property and Prohibiting Transactions with Persons who Commit, Threaten to Commit, or Support Terrorism, effective September 24, 2001;

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person or entity subject to additional restrictions imposed by the following statutes or regulations and executive orders issued thereunder: the Trading with the Enemy Act, the Iraq Sanctions Act, the National Emergencies Act, the Antiterrorism and Effective Death Penalty Act of 1996, the International Emergency Economic Powers Act, the United Nations Participation Act, the International Security and Development Cooperation Act, the Nuclear Proliferation Prevention Act of 1994, The Foreign Narcotics Kingpin Designation Act, the Iran and Libya Sanctions Act of 1996, the Cuban Democracy Act, the Cuban Liberty and Democratic Solidarity Act and the Foreign Operations, Export Financing and related Programs Appropriations Act or any other law of similar import as to any non-U.S. country, as each such act or law had been or may be amended, adjusted, modified or reviewed from time to time; or

•

person or entity designated or blocked, associated or involved in terrorism, or subject to restrictions under laws, regulations or executive orders as may apply in the future similar to those set forth above.

See “Investor Suitability” in the prospectus.

Status of the Offering

On September 16, 2008, we satisfied the minimum offering requirements and began operations. As of July 31, 2009, we had sold 872,447 limited partner units to 1,899 investors, including units sold through reinvestments of distributions. This resulted in gross offering proceeds of $87,088,948 from our investors, and $1,000 from our general partner. This excludes 104 units that were redeemed by us as of July 31, 2009.

Use of Our Offering Proceeds as of July 31, 2009

At July 31, 2009, we had received gross offering proceeds of $87,088,948. In accordance with our partnership agreement, we applied our offering proceeds as of July 31, 2009 as set forth in the following table (in thousands):

	As of July 31, 2009	Fees and Expenses as a percent of Offering Proceeds or Assets
		Offering Proceeds (1)	Assets (1)
Offering proceeds/assets (2)(3)	$87,088,948	100%	$434,928,692
Offering expenses based on the amount of the offering proceeds shown in the table:
Sales commissions and related fees (4)(5)	5,992,986	6.88%	1.48%
Dealer-Manager fees (4)(5)	2,581,397	2.96%	0.64%
Reimbursement for accountable due diligence expenses (4)(5)	89,865	0.10%	0.02%
Organization expenses (6)	2,427,234	2.79%	0.60%

Total public offering and organization expenses (4)(5)(6)	11,091,482	12.74%	2.75%

Acquisition fees (2)	2,209,791	2.54%	0.55%
Reserves (7)	870,889	1.00%	0.22%
Total Fees and expenses		15.27%

Total proceeds available for investment	$72,916,786	83.73%

(1)	The percentages in these columns were calculated by dividing the corresponding dollar amount in the columns by the amount of offering proceeds or assets, respectively, as set forth in the table.

(2)	This amount represents our actual gross purchase price of equipment as of July 31, 2009.

(3)	Excludes $1,000 contributed to us by our general partner at the time of our formation.

(4)	We paid to Chadwick Securities, Inc. (“Chadwick Securities”), an affiliate of our general partner and the dealer-manager of the offering of our units, a sales commission of 7% per unit sold, all of which it did, or will, reallow to the selling dealers, subject to certain exceptions as described in the “Plan of Distribution” and “How to Subscribe” sections of the prospectus.

(5)	We paid an amount equal to 3% of our offering proceeds to Chadwick Securities for acting as the dealer-manager of a group of selling dealers that it selected to sell our units. Chadwick Securities also received reimbursement of the selling dealers’ bona fide accountable due diligence expenses of up to 0.5% of our offering proceeds, all of which were, or will be, reallowed by it to the selling dealers, subject to certain exceptions as described in the “Plan of Distribution” and “How to Subscribe” sections of the prospectus.

(6)	We paid our general partner an organization and offering expense allowance based on the amount of our gross offering proceeds as set forth below:

Gross Offering Proceeds	Organization and Offering Expense Allowance
Less than or equal to $50 million	3.0%
Greater than $50 million, but less than or equal to $100 million	2.5%
Greater than $100 million, but less than or equal to $200 million	1.5%

Our organization expenses do not include the commissions, fees or reimbursements that Chadwick Securities receives as described in the “Plan of Distribution” and “How to Subscribe” sections of the prospectus. Our organization expenses, however, do include legal, accounting and escrow fees, printing costs, filing and qualification fees, certain overhead costs of our general partner in organizing us and preparing us for the offer and sale of our units and similar fees and expenses. To the extent, if any, that our actual organization expenses exceed our general partner’s organization and offering expense allowance to pay for those expenses, the excess must be paid by our general partner without any reimbursement from our offering proceeds.

(7)	We initially established reserves equal to approximately 1% of our offering proceeds for working capital purposes. The amount of our reserves may vary from time to time as our general partner determines the appropriate amount of reserves for our operations. The amount of reserves our general partner establishes will depend on its analysis of:

•	the timing and amount of lease and secured loan payments we receive;

•	our debt service payments on our borrowings and securitizations;

•	our costs and expenses and other existing liabilities;

•	our general partner’s expectations regarding our potential future liabilities, if any; and whether our general partner determines a reserve is needed for our future investment acquisitions.

See the “Use of Proceeds” section of the prospectus.

Forward-Looking Statements and Associated Risks

Certain statements included in this cumulative supplement and its exhibits address activities, events or developments that we and our general partner anticipate, as of the date of this cumulative supplement, will or may occur in the future. For example, the words “believes,” “anticipates,” “intends” and “expects” are intended to identify forward-looking statements. These forward-looking statements include such things as:

•	investment objectives;

•	references to future operating results, credit availability and financial success;

•	business strategy;

•	estimated future capital expenditures;

•	competitive strengths and goals; and

•	other similar matters.

These statements are based on certain assumptions and analyses made by us and our general partner in light of our experience and our perception of historical trends, current conditions, and expected future developments. However, whether actual results will conform to these expectations is subject to a number of risks and uncertainties, many of which are beyond our control, including those set forth in “Forward-Looking Statements and Associated Risks” in the prospectus. Thus, all of the forward-looking statements made in this cumulative supplement and its exhibits are qualified by these cautionary statements. You are urged not to place undue reliance on these forward-looking statements because actual results may differ materially from those anticipated by us and our general partner.

Risk Factors

Our Interest Rate Swap Agreements May Not Protect Us From Loss.

In order to mitigate fluctuations in interest rates under our debt facilities, as discussed in “Our Financing” below, we enter into interest rate swap agreements. Our hedging strategy, however, may not be effective to mitigate adverse effects on our profitability during any period in which interest rates change, and the costs of this hedging strategy may exceed the benefits.

See “Risk Factors” in the prospectus.

Distributions to Our Limited Partners

Our monthly cash distributions to our limited partners began in October 2008 and totaled $2,467,887 through June 30, 2009. In addition, a monthly cash distribution to our limited partners, which totaled $512,787, was paid in August 2009 for the month of July 2009.

As of July 31, 2009, our aggregate distributions to our limited partners were equal to 8.5% of their capital contributions to us, calculated pursuant to our partnership agreement. We expect that a substantial portion, and possibly all, of the distributions our investors receive from us over our term will be a return of capital as discussed in the “Risk Factors – We May Not Return All of Your Investment or Any Rate of Return on Your Investment” section of the prospectus.

Our Lease Portfolio

We own commercial finance assets directly which we purchase from LEAF Financial or its affiliates and are included on our consolidated balance sheet. We also participate in commercial finance assets indirectly through our participation in a joint venture with LEAF Equipment Leasing Income Fund III, L.P. (“LEAF III”), a previous public equipment leasing program sponsored by our general partner, whereby we invested approximately $11.6 million in November 2008 and acquired a 49% indirect interest in a pool of leases held by LEAF Funding, LLC, a subsidiary of LEAF III. We sometimes refer to this joint venture agreement with LEAF III as the “LEAF Funding LLC Joint Venture.”

Joint ventures may result in additional risks and conflicts of interest with our general partner. See the “Risk Factors – Participation With Affiliated Programs or Third-Parties in Joint Ventures May Require Us to Pay Additional Costs or Incur Losses Because of Actions Taken By the Third-Parties” and “Conflicts of Interest and Fiduciary Responsibilities – We May Enter Into Joint Ventures With Affiliated Programs” sections of the prospectus.

On March 1, 2009, we entered into a joint venture agreement with LEAF III (“LEAF Funds JV2”). We invested approximately $13.7 million for a 98% interest in LEAF Funds JV2. LEAF Funds JV2 purchased an ownership interest in LEAF Commercial Finance Fund, LLC (“LCFF”) on March 1, 2009 from LEAF Financial. While LEAF Financial continues to maintain voting control over LCFF, we will consolidate LCFF with our financials because we are deemed to be the primary beneficiary in LCFF in accordance with accounting principles generally accepted in the United States of America.

LCFF, an entity that LEAF Financial formed to acquire and finance leases and loans it originated, held a portfolio of over 2,700 leases and loans as of March 1, 2009. As of March 1, 2009, this entity owned $193 million of leases and loans and had approximately $178 million of debt outstanding on its revolving $250 million line of credit.

In June 2009, we acquired a pool of 900 lease assets structured as an acquisition of Resource Capital Funding (“RCF”) from our General Partner, which had acquired RCF in June 2009 from Resource Capital Corporation, an affiliate of our General Partner, for the purpose of transferring the same to us. RCF is the borrower under a $100 million revolving line of credit which as a result of this transaction is now available to us. RCF acquires and finances leases and loans originated by LEAF Financial.

The table below shows information for both the assets we hold directly as well as our pro-rata share of the assets we hold indirectly through the LEAF Funding LLC Joint Venture (dollars in thousands):

	June 30, 2009
	Held Directly by Us	Held indirectly by us through LEAF Funding LLC Joint Venture
Investment in commercial finance assets, net	$372,884	$72,734
Number of contracts	6,400	5,600
Number of individual end users (a)	5,700	5,100
Average origination amount	$85.7	$47.2
Average initial term (in months)	60.9	49.0
States accounting for more than 10% of commercial finance assets portfolio:
California	14%	20%
Texas	10%	7%
Florida	8%	11%
Types of equipment accounting for more than 10% of commercial finance assets portfolio:
Industrial equipment	27%	38%
Medical equipment	23%	20%
Communications	9%	—%
Restaurant equipment	7%	24%
Types of business accounting for more than 10% of commercial finance assets portfolio:
Services	48%	49%
Retail Trade	13%	34%
Finance/Insurance/Real Estate	10%	2%

(a)	Located in all 50 states as well as the District of Columbia and Puerto Rico. No individual end user or single piece of equipment accounted for more than 1% of our portfolio based on the origination amount.

Selected Financial Data

The following selected financial data should be read together with our consolidated financial statements, the notes to our financial statements in “Financial Statements,” below, and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” below. We derived the selected consolidated financial data below from our consolidated financial statements appearing elsewhere in “Financial Statements,” below, which have been audited by Grant Thornton LLP, an independent registered public accounting firm. We deem September 16, 2008 to be the commencement of our operations and we refer to the period from that date through December 31, 2008 as the period ended December 31, 2008 (in thousands, except unit data):

	Six Months Ended June 30, 2009	Period Ended December 31, 2008
Revenues	$7,521	$255
Expenses	9,860	1,003
Equity in losses of affiliate	(2,690)	(600)
Net loss	(5,001)	(1,348)
Distributions to partners	$2,489	$366
Weighted average number of limited partner units outstanding during the period	560,482	257,627
Net loss per weighted average limited partner unit	$(8.83)	$(5.18)

	June 30, 2009	December 31, 2008
Investment in commercial finance assets, net	$372,884	$14,934
Total assets	403,562	32,287
Partners’ capital:
General partner	(83)	(12)
Limited partners	57,914	32,240
Accumulated other comprehensive income (loss)	551	(567)

Total partners’ capital	$58,382	$31,661

Management Compensation

We do not directly employ any persons to manage or operate our business. These functions are provided by our general partner and employees of our general partner and/or its affiliates. We reimburse our general partner and/or its affiliates for all direct and indirect costs of services provided, including the cost of employees and benefits properly allocable to us and all other expenses necessary or appropriate to the conduct of our business. From September 16, 2008 to July 31, 2009 (hereinafter referred to as the period ended July 31, 2009), our general partner and its affiliates had received the following compensation from us:

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An organization and offering expense allowance on a sliding scale, based on the amount of our offering proceeds for expenses incurred in preparing us for registration or qualification under federal and state securities laws and subsequently offering and selling our units. This expense allowance does not include the compensation paid to Chadwick Securities described in the following paragraph. Our general partner’s organization and offering expense allowance for the period ended July 31, 2009 was $2,427,234.

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Subject to certain exceptions as described in the “Plan of Distribution” section of the prospectus, Chadwick Securities, an affiliate of our general partner, receives an underwriting fee of 3% of the offering proceeds for obtaining and managing the group of broker-dealers who sell the units in this offering. From this fee,

Chadwick Securities may reimburse the selling dealers up to 1% of the proceeds of each unit they sell for marketing expenses. Except as provided in the “Plan of Distribution” section of the prospectus, Chadwick Securities also receives sales commissions of 7% and reimbursements of up to 0.5% for bona fide accountable due diligence expenses of the proceeds of each unit sold, all of which it reallows to the selling broker-dealers unless it directly sells the units. Underwriting fees paid to Chadwick Securities for the period ended July 31, 2009 were $5,992,986. Chadwick Securities did not directly sell any units to investors and did not retain any sales commissions, and was reimbursed for bona fide accountable due diligence expenses of $89,865 through the period ended July 31, 2009.

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Fees for acquiring our equipment of 2% of the purchase price we pay, including debt we incur or assume in connection with the acquisition. Fees for acquiring our equipment paid to our general partner for the period ended July 31, 2009 were $2,209,791.

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A subordinated annual asset management fee of either 4% of gross rental payments on our operating leases or 2% of gross rental payments on our full payout leases and secured loans. During the five-year operating period, the management fee will be subordinated to the payment to limited partners of a cumulative annual distribution of 8.5% of their capital contributions, as adjusted by distributions deemed to be a return of capital. Asset management fees paid to our general partner for the period ended July 31, 2009 were $2,032,978.

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Reimbursement for operating and administrative expenses, subject to limitations contained in our partnership agreement. Reimbursed administrative expenses paid to our general partner for the period ended July 31, 2009 were $1,366,019.

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A subordinated commission equal to one-half of a competitive commission, up to a maximum of 3% of the contract sales price, for arranging the sale of our equipment after the expiration of a lease. This commission will be subordinated to the return to our limited partners of the purchase price of their units plus a cumulative annual distribution, compounded daily, of 8.5% of their capital contributions, as adjusted by distributions deemed to be a return of capital. No commissions were paid for the period ended July 31, 2009.

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A commission equal to the lesser of a competitive rate or 2% of gross rental payments derived from any re-lease of equipment, payable as we receive rental payments from re-lease. We will not, however, pay a re-lease commission if the re-lease is with the original lessee or its affiliates. No re-lease commissions were paid the period ended July 31, 2009.

In addition, our general partner has a partnership interest equal to 1% of all of our taxable income, losses and cash distributions. Cash distributions paid to our general partner for the period ended July 31, 2009 were $26,396.

Expense Reimbursements to Our General Partner from Prior Programs. The following tables are tabular presentations of the expenses reimbursed to LEAF Financial, as general partner, including reimbursements to LEAF Asset Management, Inc. before it was merged into LEAF Financial in 2004, and its affiliates by Lease Equity Appreciation Fund I, L.P. (“LEAF I”) and Lease Equity Appreciation Fund II, L.P. (“LEAF II”), as discussed above, and expenses reimbursed LEAF Asset Management, as the general partner, and its affiliates by LEAF III.

Summary of Expense Reimbursements of

Lease Equity Appreciation Fund I, L.P. as of June 30, 2009 (unaudited) (a)(b)

	2009	2008	2007		2006		2005		2004	2003
Accounting/Information Technology	$212,286	$463,798	$272,807		$333,321		$333,259		$145,587	$265,939
Customer Service	406,574	603,105	206,354		231,625		221,352		271,920	306,450
Investor Services	7,071	35,099	(c	)	(c	)	(c	)	$64,673	$22,596

TOTAL:	$625,931	$1,102,002	$479,161		$564,946		$554,611		$482,180	$594,985

(a)	These expense reimbursements consist of labor expenses of employees of LEAF Financial and its affiliates, excluding their respective chairmen, directors, presidents, or other executive or senior officers, for services to, or on behalf of, LEAF I.

(b)	LEAF I did not conduct any operations or reimburse any expenses to its general partner in 2002 because it had not yet reached its minimum subscriptions.

(c)	During this period expenses for investor services were not, and will not be, reimbursed to LEAF Financial and its affiliates due to a transition in LEAF Financial’s method of tracking investor services and allocating the expenses described in footnote (a). These services will include, among others, responding to inquiries from existing investors, distributing checks, processing changes of address, responding to questions regarding the account status, providing forms such as Form K-1s, providing valuations and distributing quarterly and annual reports. There is no separate contract governing these services.

Summary of Expense Reimbursements of Lease Equity

Appreciation Fund II, L.P. as of June 30, 2009 (unaudited) (a)(b)

	2009	2008	2007		2006		2005
Accounting/Information Technology	$465,001	$1,051,598	$725,484		$426,826		$226,676
Customer Service	890,474	1,456,262	775,924		444,248		113,249
Investor Services	21,211	118,098	(c	)	(c	)	(c	)

TOTAL:	$1,376,686	$2,625,958	$1,501,408		$871,074		$339,925

(a)	These expense reimbursements consist of labor expenses of employees of LEAF Financial and its affiliates, excluding their respective chairmen, directors, presidents, or other executive or senior officers, for services to, or on behalf of, LEAF II.

(b)	LEAF II which was formed in 2004, did not conduct any operations or reimburse any expenses to its general partner in 2004 because it had not yet reached its minimum subscriptions.

(c)	During this period expenses for investor services were not, and will not be, reimbursed to LEAF Financial and its affiliates due to a transition in LEAF Financial’s method of tracking investor services and allocating the expenses described in footnote (a). These services will include, among others, responding to inquiries from existing investors, distributing checks, processing changes of address, responding to questions regarding the account status, providing forms such as Form K-1s, providing valuations and distributing quarterly and annual reports. There is no separate contract governing these services.

Summary of Expense Reimbursements of LEAF Equipment

Leasing Income Fund III, L.P. as of June 30, 2009 (unaudited) (a)

	2009	2008	2007
Accounting/Information Technology	$1,170,462	$2,787,041	$399,158
Customer Service	2,241,302	4,063,629	344,840
Investor Services	42,422	168,316	(b	)

TOTAL:	$3,454,186	$7,018,986	$743,998

(a)	These expense reimbursements consist of labor expenses of employees of LEAF Financial and its affiliates, excluding their respective chairmen, directors, presidents, or other executive or senior officers, for services to, or on behalf of, LEAF III.

(b)	During this period expenses for investor services were not, and will not be, reimbursed to LEAF Financial and their affiliates due to a transition in LEAF Financial’s method of tracking investor services and allocating the expenses described in footnote (a). These services will include, among others, responding to inquiries from existing investors, distributing checks, processing changes of address, responding to questions regarding the account status, providing forms such as Form K-1s, providing valuations and distributing quarterly and annual reports. There is no separate contract governing these services.

Our Financing

We use debt facilities in addition to our offering proceeds to fund equipment acquisitions for our lease portfolio. See the “Investment Objectives and Strategies – Borrowing” section of the prospectus.

In February 2009, we entered into a $75 million revolving line of credit with Wells Fargo Foothill, LLC. Interest on this facility is calculated at LIBOR plus a variable margin (4.1% at June 30, 2009). To mitigate fluctuations in interest rates, we have and will enter into interest rate swap agreements. The interest rate swap agreements terminate in February 2012. As of June 30, 2009, the interest rate swap agreements fix the interest rate on the outstanding balance at 4.4% on a weighted average basis. The collateral for the loan is specific lease receivables and related equipment. Interest and principal will be due monthly as payments are received on the lease receivables collateralizing the borrowings. This revolving line of credit expires on February 9, 2012. We are subject to financial covenants under this facility including minimum tangible net worth, maximum leverage ratios and portfolio delinquency that are intended to measure our financial viability, limit the amount we can borrow based on measuring our debt to net worth and measure performance of our portfolio. In addition, our debt facilities include financial covenants covering LEAF Financial, an affiliate of our general partner and the servicer of our portfolio. These covenants exist to provide the lender with information about the financial viability of the entity that services our portfolio. These covenants are similar in nature to the covenants discussed above that are applicable to us, and are related to such things as our servicer’s minimum tangible net worth, maximum leverage ratios, managed portfolio delinquency and compliance of the debt terms of all of LEAF Financial’s managed entities. As of June 30, 2009, we are in compliance with the covenants under this facility.

We acquired an ownership interest in LCFF in March 2009. LCFF has a $250 million revolving line of credit with Morgan Stanley Bank, acting for itself and as agent for another lender. Interest and principal payments are due monthly. This facility matures in November 2009. At maturity, any borrowings outstanding as of that date will continue to amortize until fully repaid, but at a higher rate of interest. LCFF is subject to financial covenants under this facility that are similar to those discussed above with respect to our Wells Fargo Foothill facility. In addition, this facility includes a covenant related to the tangible net worth of Resource America, Inc. (“RAI”), the parent company of our general partner, which requires RAI to maintain a tangible net worth of $125 million. As of March 31, 2009, RAI’s tangible net worth was $118 million. We entered into an amendment and waiver agreement with Morgan Stanley dated July 14, 2009. This agreement lowered RAI’s minimum tangible net worth threshold and irrevocably waives any covenant failures that would have resulted from RAI’s tangible net worth being below the previous threshold. In exchange, we have agreed not to make any additional borrowings under this agreement and the existing amounts outstanding shall be due monthly as payments are received on the lease and loan receivables collateralizing the borrowings. In addition, excess cash received from the payment of leases and loans by obligors shall be used to repay the principal amount owing under this line of credit. In consideration for these modifications, certain covenants were modified or eliminated, including the elimination of all overconcentration limits and borrowing base events of default, we do not owe any additional unused fees, all breakage fees and prepayment premiums have been removed from the agreement, and the interest rate for the remaining balance will be calculated at LIBOR plus 3.00% (previously LIBOR plus 1.15%). As of June 30, 2009, we are in compliance with the other covenants under this facility. LCFF utilizes interest rate swaps and interest rate caps on this facility to mitigate fluctuations in LIBOR. As of June 30, 2009, the interest rate swap agreements fix the interest rate on the outstanding balance at 4.5% on a weighted average basis. This facility matures in November 2009. If this facility is not extended at the time of maturity, we would not be required to make full repayment at that time. Rather, we would repay the outstanding debt as payments are received on the underlying leases and loans pledged as collateral.

We acquired RCF in June 2009. RCF has a $100 million secured revolving credit facility with Bayerische Hypo-Und Vereinsbank AG (“HVB”) to finance the purchase of equipment leases and loans. Borrowings under this facility bear interest at one of the two rates determined by asset class: Pool A- one month LIBOR plus 1.10 % or Pool B- one month LIBOR plus 0.80%. We utilize interest rate swaps on this facility to mitigate fluctuations in interest rates. As of June 30, 2009, the interest rate swap agreements fix the interest rate on the outstanding balance at 5.9% on a weighted average basis. RCF is subject to financial covenants under this facility that are similar to those discussed above with respect to our Wells Fargo Foothill facility. RCF is in compliance with the covenants under this facility. This facility matures in March 2010. If this facility is not extended at the time of maturity, we would not be required to make full repayment at that time. Rather, we would repay the outstanding debt as payments are received on the underlying leases and loans pledged as collateral.

Our ability to use leverage to help build our portfolio on terms we deem acceptable could be reduced or delayed, and our costs of borrowing could increase, if the credit markets available to us were to be materially and adversely affected by a further weakening of the national economy precipitated by the current ongoing problems in the home mortgage, housing and housing-dependent industries, including banks and other financial services companies. See “Risk Factors – Our Success Will Be Subject to Risks Inherent in the Equipment Leasing Business, Any of Which May Affect Our Ability to Operate Profitably” and “– Poor Economic Conditions May Adversely Affect Our Ability to Build Our Portfolio” sections of the prospectus.

Management

Our General Partner

The following updates information with respect to the executive officers of our general partner:

Name	Age	Position
Robert J. Hunter	44	Executive Vice President and Chief Marketing Officer
Matthew Goldenberg	40	Senior Vice President and Treasurer
Brian Kestenbaum	36	Secretary
Tonya Zweier	39	Chief Accounting Officer

See “Management – LEAF Financial Corporation” in the prospectus for biographical information for Mr. Hunter and Ms. Zweier. With respect to the biographical information for Messrs. Goldenberg and Kestenbaum set forth below:

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the approximate amount of an individual’s professional time devoted to the business and affairs of our general partner, LEAF Financial and LEAF Funding have been aggregated, because there is no reasonable method for them to distinguish their activities among the companies; and

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for those individuals who also hold senior positions with other affiliates of our general partner, if it is stated that they devote approximately 100% of their professional time to the business and affairs of our general partner, LEAF Financial and LEAF Funding, it is because either the other affiliates are not currently active, the individuals are not required to devote a material amount of their professional time to those affiliates, or there is no reasonable method to distinguish their activities between their professional time devoted to the business and affairs of our general partner, LEAF Financial and LEAF Funding, on the one hand, and their professional time devoted to the business and affairs of our general partner’s other affiliates, such as, for example, another affiliated investment program or Chadwick Securities.

Matthew Goldenberg has been the Treasurer and a Senior Vice President of LEAF Asset Management since April 2009. Mr. Goldenberg has also served as Treasurer and as a Senior Vice President for LEAF Financial and LEAF Funding since April 2009. Mr. Goldenberg joined LEAF Financial in October 2003 and is responsible for banking relationships, cash management, structured finance, and interest risk management. From 1991 until joining LEAF Financial, Mr. Goldenberg was with multiple financial companies, including seven years at CoreStates Financial Corp., in various finance and accounting positions. Mr. Goldenberg received a Bachelor of Science degree in Mathematics and his M.S. degree in Finance from Drexel University. Mr. Goldenberg expects to devote approximately 100% of his professional time to the business and affairs of our general partner, LEAF Financial and LEAF Funding.

Brian Kestenbaum has been the Secretary of LEAF Asset Management since April 2009. Mr. Kestenbaum has also served as Senior Counsel and Secretary for LEAF Financial and Secretary for LEAF Funding since April 2009. Mr. Kestenbaum joined LEAF Financial in November 2008. Prior to joining LEAF Financial, Mr. Kestenbaum worked at Ledgewood, P.C., a Philadelphia based law firm, from 2004 to 2008 where he worked frequently with LEAF Financial on various corporate and transactional matters. From 2000 to 2004, Mr. Kestenbaum worked for Ballard Spahr Andrews & Ingersoll, LLP where he practiced general corporate law, mergers and acquisitions, and securities law. From 1998 to 2000, Mr. Kestenbaum worked for Piper & Rudnick LLP in the commercial litigation department. Mr. Kestenbaum received a Bachelor of Arts degree from the University of Pennsylvania in 1995 and a Juris Doctor degree, cum laude, from the Villanova University School of Law in 1998. Mr. Kestenbaum expects to devote approximately 100% of his professional time to the business and affairs of our general partner, LEAF Financial and LEAF Funding.

See “Management” in the prospectus for a listing of the directors and additional executive officers of our general partner.

LEAF Financial Corporation

The following updates information with respect to the executive officers of LEAF Financial:

Name	Age	Position
Matthew Goldenberg	40	Senior Vice President and Treasurer
Brian Kestenbaum	36	Senior Counsel and Secretary

See “Management” in the prospectus for a listing of the directors and additional executive officers of LEAF Financial.

Other Programs Managed by Our General Partner or Its Affiliates

Attached to this cumulative supplement as Appendix SB are updated prior performance tables which replace the tables in Appendix B “Prior Performance Tables” in the prospectus with respect to Lease Equity Appreciation Fund I, L.P. (“LEAF I”), Lease Equity Appreciation Fund II, L.P. (“LEAF II”) and LEAF Equipment Leasing Income Fund III, L.P. (“LEAF III”), prior equipment leasing programs that are being managed by LEAF Financial, an affiliate of our general partner, as the general partner of LEAF I and LEAF II, and by our general partner, which also acts as the general partner of LEAF III.

Also, LEAF Financial’s private promissory note offering broke escrow in August 2008 and had its final closing on February 28, 2009.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following is our Management’s Discussion and Analysis of Financial Condition and Results of Operations as presented in our Form 10-Q for the quarter ended June 30, 2009, as filed with the SEC on August 14, 2009.

Overview

We are a Delaware limited partnership formed on January 25, 2008 by our General Partner, LEAF Asset Management, LLC (our “General Partner”). Our General Partner, a Delaware limited liability company, is a wholly owned subsidiary of Resource America, Inc. (“RAI”). RAI is a publicly-traded company (NASDAQ: REXI) that uses industry specific expertise to evaluate, originate, service and manage investment opportunities through its commercial finance, real estate and financial fund management segments. Our offering period began on August 12, 2008. We received our minimum subscription proceeds of $2.0 million (20,000 units) required to begin operations and we broke escrow on September 16, 2008. As of June 30, 2009, we had subscriptions for 767,345 limited partner units ($76.6 million).

We acquire a diversified portfolio of new, used or reconditioned equipment that we lease to third parties. We also acquire portfolios of equipment subject to existing leases from other equipment lessors. Our financings are typically acquired from LEAF Financial Corporation (“LEAF Financial”), an affiliate of our General Partner and an indirect subsidiary of RAI. In addition, we may make secured loans to end users to finance their purchase of equipment. We attempt to structure our secured loans so that, in an economic sense, there is no difference to us between a secured loan and a full payout equipment lease. We also invest in equipment, leases and secured loans through joint venture arrangements with our General Partner’s affiliated investment programs. We finance business-essential equipment including, but not limited to computers, copiers, office furniture, water filtration systems, machinery used in manufacturing and construction, medical equipment and telecommunications equipment. We focus on the small to mid-size business market, which generally includes businesses with:

•	500 or fewer employees;

•	$1.0 billion or less in total assets; or

•	$100.0 million or less in total annual sales.

Our principal objective is to generate regular cash distributions to our limited partners.

Our leases consist of direct financing and operating leases as defined by accounting principles generally accepted in the United States of America (“U.S. GAAP”). Under the direct financing method of accounting, interest income (the excess of the aggregate future rentals and estimated unguaranteed residuals upon expiration of the lease over the related equipment cost) is recognized over the life of the lease using the interest method. Under the operating method, the cost of the leased equipment, including acquisition fees associated with lease placements, is recorded as an asset and depreciated on a straight-line basis over its estimated useful life. Rental income on operating leases consists primarily of monthly periodic rentals due under the terms of the leases. Generally, during the lease terms of existing operating leases, we will not recover all of the cost and related expenses of rental equipment and, therefore, we are prepared to remarket the equipment in future years. We discontinue the recognition of revenue for leases and loans for which payments are more than 90 days past due, or, in the case of future payment card receivables, when no payments have been received in 60 days. These assets are classified as non-accrual.

Finance Receivables and Asset Quality

We own commercial finance assets directly which we purchase from our General Partner and are included on our consolidated balance sheets. We also participate in commercial finance assets indirectly through a joint venture, LEAF Funds JV1, that we have invested in with LEAF III, another fund sponsored by our General Partner. We do not consolidate this joint venture, and therefore the commercial finance assets owned by this joint venture are not included on our consolidated balance sheets. Because we participate in the returns of the commercial finance assets held, the below shows data for both the assets we hold directly as well as our pro-rata share of the assets we hold indirectly through LEAF Funds JV1.

In March 2009, we entered into a joint venture agreement with LEAF III (“LEAF Funds JV2”). LEAF Funds JV2 purchased an interest in LEAF Commercial Finance Fund (“LCFF”) from LEAF Financial. As a result of the transaction, through our ownership in LEAF Funds JV2, we consolidate LCFF. LCFF is an investment fund that LEAF Financial formed to acquire and finance leases and loans it originates, and is comprised of a portfolio of over 2,700 leases and loans as of March 1, 2009. As of March 1, 2009, this entity owned $193 million of leases and loans and had approximately $178 million of debt outstanding on its revolving $250 million line of credit.

In June 2009, we acquired RCF which acquires and finances leases and loans. As of June 30, 2009, their portfolio is comprised of 900 leases and loans. As of June 30, 2009, this entity owned $91 million leases and loans and had approximately $82 million of debt outstanding on its revolving $100 million line of credit.

Information about our portfolio of commercial finance assets is as follows (dollars in thousands):

	June 30, 2009		December 31, 2008
	Held Directly by Us	Held Indirectly by us through LEAF Funds JV1	Held Directly by Us	Held Indirectly by us through LEAF Funds JV1
Investment in commercial finance assets, net	$372,884	$72,734	$14,934	$95,016
Number of contracts	6,400	5,600	1,000	7,000
Number of individual end users (a)	5,700	5,100	800	6,200
Average origination amount	$85.7	$47.2	$20.9	$42.8
Average initial term (in months)	60.9	49.0	45	51
States accounting for 10% or more of commercial finance assets portfolio:
California	14%	20%	21%	20%
Texas	10%	7%	3%	7%
Florida	8%	11%	6%	10%
Types of equipment accounting for 10% or more of commercial finance assets portfolio:
Industrial equipment	27%	38%	15%	39%
Medical equipment	23%	20%	11%	20%
Communications	9%	—%	1%	1%
Transportation equipment	—%	—%	45%	—%
Restaurant equipment	7%	24%	4%	22%
Types of business accounting for 10% or more of commercial finance assets portfolio:
Services	48%	49%	25%	52%
Retail Trade	13%	34%	17%	32%
Finance/Insurance/Real Estate	10%	2%	37%	2%

(b)	Located in the 50 states as well as the District of Columbia and Puerto Rico. No individual end user or single piece of equipment accounted for more than 1% of our portfolio based on the origination amount.

As of June 30, 2009, the average original equipment cost increased as compared to December 31, 2008 as a result of consolidating LCFF and RCF, which had average origination amounts of over $80,000 and $160,000, respectively.

We utilize debt, in addition to our equity, to fund the acquisitions of lease and loan portfolios. Our leases and loans are generally assigned as collateral for borrowings as discussed in Liquidity and Capital Resources. As of June 30, 2009, our outstanding debt was $320.8 million. We had no debt outstanding as of December 31, 2008.

The performance of our commercial finance assets portfolio is a measure of our General Partner’s underwriting and collection standards, skills, policies and procedures and is an indication of asset quality. The table below provides information about our commercial finance assets, including non-performing assets, which are those assets that are not accruing income due to non-performance or impairment (dollars in thousands):

	As of and For the Six Months Ended June 30, 2009		As of and For the Period Ended December 31, 2008
	Held Directly by Us	Held Indirectly by Us Through LEAF Funds JV1	Held Directly by Us	Held Indirectly by Us Through LEAF Funds JV1
Investment in commercial finance assets before allowance for credit losses	$376,109	$74,316	$15,504	$96,650
Weighted average investment before allowance for credit losses	181,509	87,284	6,383	99,988
Allowance for credit losses	3,225	1,578	570	1,634
Non-performing assets	9,493	3,155	1,187	2,756
Charge-offs, net of recoveries	$377	$2,116	$—	$567
As a percentage of finance receivables:
Allowance for credit losses	0.86%	2.12%	3.68%	1.69%
Non-performing assets	2.52%	4.25%	7.66%	2.85%
As a percentage of weighted average finance receivables:
Charge-offs, net of recoveries	0.21%	2.42%	—%	0.57%

We manage our credit risk by adhering to strict credit policies and procedures, and closely monitoring our receivables. Our General Partner and LEAF Financial, the servicer of our commercial finance assets portfolio, has responded to the current economic recession by increasing the number of employees in its collection department and it has implemented earlier intervention techniques in collection procedures. Our General Partner has also increased its credit standards and limited the amount of business we do with respect to certain industries, geographic locations and equipment types. Because of the current scarcity of credit available to small and mid-size businesses, we have been able to increase our credit standards without reducing the rates we charge on our leases and loans.

Our allowance for credit losses is our estimate of losses inherent in our commercial finance receivables. The allowance is based on factors which include our historical loss experience on equipment finance portfolios we manage, an analysis of contractual delinquencies, current economic conditions and trends and equipment finance portfolio characteristics, adjusted for recoveries. In evaluating historic performance, we perform a migration analysis, which estimates the likelihood that an account progresses through delinquency stages to ultimate charge-off. Our policy is to charge-off to the allowance those financings which are in default and for which management has determined the probability of collection to be remote. Substantially all of our assets are collateral for our debt and, therefore, significantly greater delinquencies than anticipated will have an adverse impact on our cash flow and distributions to our partners.

We focus on financing equipment used by small to mid-size businesses, and our General Partner anticipates that the recession will make it more difficult for some of our customers to make payments on their financings with us on a timely basis, which could result in higher delinquencies than we anticipate.

Critical Accounting Policies

The discussion and analysis of our financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in accordance with U.S. GAAP. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of our assets, liabilities, revenues and costs and expenses, and related disclosure of contingent assets and liabilities. On an on-going basis, we evaluate our estimates, including the allowance for credit losses, the estimated unguaranteed residual values of leased equipment, impairment of long-lived assets and for the fair value of interest rate swaps and caps. We base our estimates on historical experience, current economic conditions and on various other assumptions that we believe reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

For a discussion of our critical accounting policies and estimates, see the discussion our annual report on Form 10-K for fiscal 2008 under “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Critical Accounting Policies and Estimates.”

Fair Value of Interest Rate Swaps and Caps

We account for our derivative instruments and hedging activities in accordance with Statement of Financial Accounting Standards (“SFAS”) 149 “Amendment of Statement 133 on Derivative Instruments and Hedging Activities.” SFAS 149 clarifies and amends SFAS 133, “Accounting for Derivative Financial Instruments and Hedging Activities” for implementation issues raised by constituents or includes the conclusions reached by the Financial Accounting Standards Board (“FASB”) on certain FASB Staff Implementation Issues.

We apply SFAS 157, “Fair Value Measurements,” which establishes a framework for measuring fair value under U.S. GAAP and enhances disclosures about fair value measurements. As defined in SFAS 157, fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants in the principal or most advantageous market for the asset or liability at the measurement date (exit price). Because our derivatives are not listed on an exchange, these instruments are valued by a third-party pricing agent using an income approach and utilizing models that use as their primary basis readily observable market parameters. This valuation process considers factors including interest rate yield curves, time value, credit factors and volatility factors. Although we have determined that the majority of the inputs used to value our derivatives fall within level 2 of the fair value hierarchy, the credit valuation adjustments associated with its derivatives utilize level 3 inputs, such as estimates of current credit spreads to evaluate the likelihood of default by itself and its counterparties. However, as of June 30, 2009, we have assessed the significance of the impact of the credit valuation adjustments on the overall valuation of our derivative positions and have determined that the credit valuation adjustments are not significant to the overall valuation of our derivatives. As a result, we have determined that our derivative valuations in their entirety are classified in level 2 of the fair value hierarchy.

Assets and liabilities measured at fair value on a recurring basis included the following as of June 30, 2009 (in thousands):

	Fair Value Measurements Using			Assets (Liabilities) At Fair Value
	Level 1	Level 2	Level 3
Assets (Liabilities)
Interest Rate Caps	$—	$943	$—	$943
Interest Rate Swaps	$—	$(9,174)	$—	$(9,174)

Results of Operations

We commenced our operations on September 16, 2008. The following summarizes our result of operations for the three and six months ended June 30, 2009 (dollars in thousands):

	Three Months Ended June 30, 2009	Six Months Ended June 30, 2009
Revenues:
Interest on equipment financings	$5,063	$6,788
Rental income	340	510
Gains on sales of equipment and lease dispositions, net	21	23
Other	149	200

	5,573	7,521

Expenses:
Interest expense	3,197	4,260
Gains on derivative hedging activities	(1,926)	(983)
Depreciation on operating leases	293	437
Provision for credit losses	2,089	3,032
General and administrative expenses	330	612
Administrative expenses reimbursed to affiliate	660	1,029
Management fees to affiliate	905	1,473

	5,548	9,860

Loss before equity in losses of affiliate	25	(2,339)
Equity in losses of affiliate	(1,490)	(2,690)

Net loss	(1,465)	(5,029)
Less: Net loss attributable to the noncontrolling interest	17	28

Net loss attributable to LEAF 4	$(1,448)	$(5,001)

We expect our revenues to increase as we continue to acquire equipment finance assets from our General Partner. Our investments in commercial finance assets increased to $372.9 million as of June 30, 2009 compared to $14.9 million as of December 31, 2008, due to the consolidation of LCFF’s and RCF’s finance assets and increased purchases of leases and loans from LEAF Financial during the quarter. We expect to acquire additional commercial finance assets as we raise more capital through the sale of partner units and through use of debt facilities. Our General Partner expects revenue derived from these additional leases and loans to exceed the interest expense incurred by the debt incurred to obtain these financings.

As our portfolio of commercial finance assets increases and because we now consolidate LCFF and RCF, our operating expenses will increase, including:

•	increased depreciation expense as we continue to purchase operating leases.

•	increased provision for credit losses as we increase our portfolio.

•

increased interest expense as we entered into a loan and security agreement with Wells Fargo Foothill, LLC in February 2009 and expect to fully utilize the facility to acquire leases and loans, and we now consolidate the debt facility with Morgan Stanley and HVB as a result of LEAF Funds JV2 acquiring an interest in LCFF and the acquisition of RCF. During the three and six months ended June 30, 2009, our weighted average interest rate was 5.6% and 5.5%, respectively, on average debt balances of $234.8 million and $216.6 million, respectively.

•	increased management fees to affiliate based on payments of commercial finance assets processed by our General Partner.

•	increased administrative expenses reimbursed to affiliate representing reimbursements made to our General Partner for expenses incurred for managing us.

•	increased general and administrative expenses representing costs we incur to operate on a daily basis.

•

unrealized gains (losses) on derivative hedging activities. The lease assets we originate are almost entirely fixed-rate, while the funds borrowed through our debt facilities are obtained on a floating-rate basis. Accordingly, we employ a hedging strategy using derivative financial instruments such as interest rate swaps, to fix the rate on our debt and attempt to lock in our interest rate spread between our interest received on our financings and the interest we pay on our debt. Under U.S. GAAP, we are required to recognize all derivatives on the balance sheet at fair value. We have elected not to apply hedge accounting, and therefore any changes in the fair value of these derivative instruments is recognized immediately in unrealized gain (loss) on derivatives and hedging activities. These gains will be based on the value of the derivative contracts at the respective balance sheet date and in a volatile market that is changing daily, may not necessarily reflect the cash amount to be paid at settlement. These gains (losses) will create volatility in our results of operations, as the market value of our derivative financial instruments changes over time, and this volatility may adversely impact our results of operations and financial condition.

Equity in losses of affiliate was $1.5 and $2.7 million for the three and six months ended June 30, 2009. In November 2008, we entered into a joint venture agreement with LEAF III, a fund sponsored by our General Partner, whereby we acquired a 49% interest in a pool of leases held by LEAF Funding, LLC, a subsidiary of LEAF III (“LEAF Funds JV1”). As of and for the three and six months ended June 30, 2009, we accounted for LEAF Funds JV1 under the equity method of accounting since we had the ability to exercise significant influence over operational and financial decisions of the entity.

The net loss per limited partner unit, after the net loss allocated to our General Partner, for the three and six months ended June 30, 2009 was $(2.20) and $(8.83), respectively, based on a weighted average number of limited partner units outstanding of 651,245 and 560,482 respectively during each period.

Liquidity and Capital Resources

Our major sources of liquidity have been obtained by the sale of partnership units and bank debt. Our primary cash requirements, in addition to normal operating expenses, are for debt service, investment in leases and loans and distributions to partners. In addition to cash generated from operations, we plan to meet our cash requirements through use of debt facilities and excess cash derived from the collection of lease payments after payments of debt principal and interest on debt.

The following table sets forth our sources and uses of cash for the period indicated (in thousands):

Six Months Ended June 30, 2009
Net cash provided by operating activities	$358
Net cash used in investing activities	(91,704)
Net cash provided by financing activities	86,118

Decrease in cash	$(5,228)

Partners’ distributions paid for the six months ended June 30, 2009 were $2.1 million. Distributions to limited partners were 8.5% of invested capital. However, there can be no assurance we will continue to make distributions at this rate.

Cash decreased by $5.2 million primarily due to net acquisitions of leases and loans of $92.1 million, distributions to partners of $2.1 million and increased restricted cash of $3.4 million, which were partially offset by net borrowings of $60.3 million, and capital raised of $33.0 million (net of offering costs of $4.5 million).

Through June 30, 2009, we sold 767,345 units for $76.6 million (before offering costs).

Our borrowing relationships each require the pledging of eligible leases and loans to secure amounts advanced. Borrowings outstanding under our debt facilities were as follows as of June 30, 2009 (in thousands):

	Type	Maturity	Maximum Facility Amount	Amount Outstanding	Amount Available (1)	Amount of Collateral (2)
Wells Fargo	Revolving	Feb 2012	$75,000	$60,000	$15,000	$72,367
Morgan Stanley	Term	(3)	178,528	178,528	—	187,601
HVB	Revolving	(3)	100,000	82,319	17,681	90,162

			$353,528	$320,847	$32,681	$350,130

(1)	Availability under these debt facilities is subject to having sufficient eligible leases or loans (as defined in the respective agreements) to pledge as collateral and compliance with the borrowing base formula.

(2)	Recourse under these facilities is limited to the amount of collateral pledged.

(3)	The Morgan Stanley facility matures in November 2009 and the HVB facility matures in March 2010. If these facilities are not extended at the time of maturity, we would not be required to make full repayment at that time. Rather, we would repay the outstanding debt as payments are received on the underlying leases and loans pledged as collateral.

In February 2009, we entered into a $75 million revolving line of credit with Wells Fargo Foothill, LLC. Interest on this facility is calculated at LIBOR plus a variable margin (4.1% at June 30, 2009). Interest and principal are due monthly as payments are received on the leases and loans collateralizing the borrowings. We are subject to financial covenants under this facility including minimum tangible net worth, maximum leverage ratios and portfolio delinquency that are intended to measure the our financial viability, limit the amount we can borrow based on measuring our debt to net worth and measure performance of our portfolio. In addition, our debt facilities include financial covenants covering LEAF Financial, an affiliate of our General Partner and the servicer of our portfolio. These covenants exist to provide the lender with information about the financial viability of the entity that services our portfolio. These covenants are similar in nature to the covenants discussed above that are applicable to us, and are related to such things as our servicer’s minimum tangible net worth, maximum leverage ratios, managed portfolio delinquency and compliance of the debt terms of all of LEAF Financial’s managed entities. As of June 30, 2009, we are in compliance with the covenants under this facility.

In March 2009, we acquired an ownership interest in LCFF, who has a credit facility with Morgan Stanley Bank. Interest and principal payments are due monthly. LCFF is subject to financial covenants under this facility that are similar to those discussed above with respect to our Wells Fargo Foothill facility. In addition, this facility includes a covenant related to the tangible net worth of RAI, the parent company of our General Partner, which required RAI to maintain a tangible net worth of $125 million. As of March 31, 2009, RAI’s tangible net worth was $118 million. We entered into an amendment and waiver agreement with Morgan Stanley dated July 14, 2009. This agreement lowered RAI’s minimum tangible net worth threshold and irrevocably waives any covenant failures that would have resulted from RAI’s tangible net worth being below the previous threshold. In exchange, we have agreed not to make any additional borrowings under this agreement and the existing amounts outstanding shall be due monthly as payments are received on the lease and loan receivables collateralizing the borrowings. In addition, excess cash received from the payment of leases and loans by obligors shall be used to repay the principal amount owing under this line of credit. In consideration for these modifications, certain covenants were modified or eliminated, including the elimination of all overconcentration limits and borrowing base events of default, we do not owe any additional unused fees, and all breakage fees and prepayment premiums have been removed from the agreement. In addition, the interest rate for the remaining balance will be calculated at LIBOR plus 3.00%.

We acquired RCF in June 2009. RCF has a $100 million revolving credit facility with Bayerische Hypo-Und Vereinsbank AG (“HVB”) to finance the purchase of equipment leases and loans. Borrowings under this facility bear interest at one of the two rates determined by asset class: Pool A- one month LIBOR plus 1.10 % or

Pool B- one month LIBOR plus 0.80%. We utilize interest rate swaps on this facility to mitigate fluctuations in interest rates. RCF is subject to financial covenants under this facility that are similar to those discussed above with respect to our Wells Fargo Foothill facility. RCF is in compliance with the covenants under this facility.

Our liquidity is affected by our ability to leverage our portfolio through use of debt facilities. Our ability to obtain debt financing needed to execute our investment strategies has been impacted by the continued tightening of the credit markets. Specifically, we rely on both revolving and term debt facilities to fund our acquisitions of equipment financings. If we are unable to obtain debt that will allow us to invest the repayments of existing leases and loans into new investments, the volume of our leases and loans will be reduced.

We continue to seek sources of financing, including expanded bank financing and use of joint venture strategies, that will enable us to originate investments and generate income while preserving capital. We are in discussion with several sources of debt financing to support the growth in our lease and loan portfolio. To the extent the credit markets available to us are or become adversely affected by the current weaknesses in the national economy, our ability to obtain debt to help build our portfolio on terms we deem acceptable may be reduced or delayed and our costs of borrowings may increase. We anticipate that the lease and loan rates we charge to our customers will also increase to compensate for our increase in borrowing costs. However, our profitability may be negatively impacted if we are unable to increase our lease and loan rates and our borrowing costs increase.

Changes in interest rates will affect the market value of our portfolio and our ability to obtain financing. In general, the market value of an equipment lease will change in inverse relation to an interest rate change where the lease has a fixed rate of return. Accordingly, in a period of rising interest rates, the market value of our equipment leases will decrease. A decrease in the market value of our portfolio will adversely affect our ability to obtain financing against our portfolio or to liquidate it. The terms of our future debt facilities are expected to include financial covenants. If we do not meet the requirements of the covenants in the future, a default could occur that would have an adverse effect on our operations and could force us to liquidate our portfolio.

Our liquidity could also be affected by higher than expected defaults on our commercial finance assets, which would result in a loss of anticipated revenues. These losses may adversely affect our ability to make distributions to partners and, if the level of defaults is sufficiently large, may result in our inability to fully recover our investment in the underlying equipment. In evaluating our allowance for losses on uncollectible leases, we consider our contractual delinquencies, economic conditions and trends, lease portfolio characteristics and our General Partner’s management’s prior experience with similar lease assets. At June 30, 2009, our credit evaluation indicated a need for an allowance for credit losses of $3.2 million. As our lease portfolio grows and ages, and if the economy in the United States deteriorates even further or the recession continues for a substantial period of time, we anticipate the need to increase our allowance for credit losses.

Contractual Obligations and Commercial Commitments

The following table sets forth our obligations and commitments as of June 30, 2009 (in thousands):

	Total	Payments Due by Period
		Less than 1 Year	1 – 3 Years	4 – 5 Years	After 5 Years
Bank debt (1)	$320,847	$132,801	$124,868	$42,589	$20,589
Subordinated notes (2)	9,355	—	—	—	9,355

1)	To mitigate interest rate risk on the variable rate debt, we employ a hedging strategy using derivative financial instruments such as interest rate swaps and caps which fix the weighted average interest rates. Not included in the table above are estimated interest payments calculated at rates in effect at June 30, 2009: Less than 1 year: $12.7 million; 1-3 years: $12.2 million; 4-5 years: $3.8 million; and after 5 years: $511,000.

2)	Not included in the table above are estimated interest payments on the subordinated notes at June 30, 2009; Less than 1 year: $772,000; 1-3 years: $1.5 million; 4-5 years: $1.5 million; and after 5 years: $515,000.

Legal Proceedings

We are a party to various routine legal proceedings arising out of the ordinary course of our business. Our General Partner believes that none of these actions, individually or in the aggregate, will have a material adverse effect on our financial condition or operations.

Financial Statements

The “Index to Financial Statements” section of the prospectus is revised to add the following financial statements.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Partners

LEAF Equipment Finance Fund 4, L.P.

We have audited the accompanying consolidated balance sheet of LEAF Equipment Finance Fund 4, L.P. as of December 31, 2008 and the related consolidated statements of operations, partners’ capital and cash flows for the period from September 16, 2008 (Commencement of Operations) through December 31, 2008. These financial statements are the responsibility of the Fund’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Fund is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Fund’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of LEAF Equipment Finance Fund 4, L.P. as of December 31, 2008 and the consolidated results of their operations and their cash flows for the period from September 16, 2008 (Commencement of Operations) through December 31, 2008, in conformity with accounting principles generally accepted in the United States of America.

/s/ Grant Thornton LLP

Philadelphia, Pennsylvania

March 31, 2009

LEAF EQUIPMENT FINANCE FUND 4, L.P. AND SUBSIDIARY

Consolidated Balance Sheet

(in thousands)

December 31, 2008
ASSETS
Cash	$6,736
Restricted cash	16
Investment in commercial finance assets, net	14,934
Investment in affiliate	10,466
Other assets	135

$32,287

LIABILITIES AND PARTNERS’ CAPITAL
Liabilities:
Accounts payable, accrued expenses and other liabilities	$199
Due to affiliates	427

Total liabilities	626

Commitments and contingencies

Partners’ Capital:
General partner	(12)
Limited partners	32,240
Accumulated other comprehensive loss	(567)

Total partners’ capital	31,661

$32,287

The accompanying notes are an integral part of this consolidated financial statement.

LEAF EQUIPMENT FINANCE FUND 4, L.P. AND SUBSIDIARY

Consolidated Statement of Operations

(in thousands, except unit data)

September 16, 2008 (Commencement of Operations) through December 31, 2008
Revenues:
Interest on equipment financings and loans	$198
Rental income	43
Other	14

255

Expenses:
Depreciation on operating leases	35
Provision for credit losses	570
Management fees to affiliate	196
Administrative expenses reimbursed to affiliate	145
General and administrative expenses	57

1,003

Net loss before equity in losses of affiliate	(748)
Equity in losses of affiliate	(600)

Net loss	$(1,348)

Weighted average number of limited partner units outstanding during the period	257,627

Net loss per weighted average limited partner unit	$(5.18)

The accompanying notes are an integral part of this consolidated financial statement.

LEAF EQUIPMENT FINANCE FUND 4, L.P. AND SUBSIDIARY

Consolidated Statement of Partners’ Capital

Period September 16, 2008 (Commencement of Operations)

through December 31, 2008

(in thousands, except unit data)

	General Partner	Limited Partners		Accumulated Other Comprehensive	Total Partners’	Comprehensive
	Amount	Units	Amount	Loss	Capital	Loss
Balance, at September 16, 2008 (see Note 1)	$1	—	$—	$—	$1
Limited partners’ contributions	—	390,925	39,063	—	39,063
Offering costs related to the sale of limited partner units	—	—	(5,122)	—	(5,122)
Cash distributions paid	—	—	(366)	—	(366)
Net loss	(13)	—	(1,335)	—	(1,348)	$(1,348)
Other comprehensive loss	—	—	—	(567)	(567)	(567)

Balance, at December 31, 2008	$(12)	390,925	$32,240	$(567)	$31,661	$(1,915)

The accompanying notes are an integral part of this consolidated financial statement.

LEAF EQUIPMENT FINANCE FUND 4, L.P. AND SUBSIDIARY

Consolidated Statement of Cash Flows

For the Period September 16, 2008

(Commencement of Operations) through December 31, 2008

(in thousands)

September 16, 2008 (Commencement of Operations) through December 31, 2008
Cash flows from operating activities:
Net loss	$(1,348)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Equity in losses of affiliate	600
Depreciation on operating leases	35
Provision for credit losses	570
Changes in operating assets and liabilities:
Other assets	(125)
Accounts payable and accrued expenses and other liabilities	(400)
Due to affiliates, net	302

Net cash used in operating activities	(366)

Cash flows from investing activities:
Purchases of commercial finance assets, net	(16,579)
Proceeds from commercial finance assets, net	1,726
Security deposits returned, net of collections	(98)
Investment in LEAF Funding LLC Joint Venture (See Note 3)	(11,633)

Net cash used in investing activities	(26,584)

Cash flows from financing activities:
Increase in restricted cash	(16)
General Partner’s capital contribution	1
Limited partners’ capital contributions	39,063
Payment of offering costs incurred for the sale of partner units	(4,996)
Cash distributions to partners	(366)

Net cash provided by financing activities	33,686

Increase in cash	6,736
Cash, beginning of period	—

Cash, end of period	$6,736

The accompanying notes are an integral part of this consolidated financial statement.

LEAF EQUIPMENT FINANCE FUND 4, L.P. AND SUBSIDIARY

Notes To Consolidated Financial Statements

December 31, 2008

NOTE 1 – ORGANIZATION AND NATURE OF BUSINESS

LEAF Equipment Finance Fund 4, L.P. (the “Fund”), a Delaware limited partnership, was formed on January 25, 2008 by its general partner, LEAF Asset Management, LLC (the “General Partner”). LEAF Asset Management, LLC, a Delaware limited liability company, is a wholly owned indirect subsidiary of Resource America, Inc. (“RAI”). RAI is a publicly traded company (NASDAQ: REXI) that uses industry specific expertise to evaluate, originate, service and manage investment opportunities through its commercial finance, real estate and financial fund management segments. The Fund received its minimum subscription proceeds of $2.0 million or (20,000 units) required to begin operations and it broke escrow on September 16, 2008.

The Fund acquires diversified portfolios of equipment to finance to end users throughout the United States as well as the District of Columbia and Puerto Rico. The Fund also acquires existing portfolios of equipment subject to existing financings from other equipment finance companies, primarily its General Partner. The primary objective of the Fund is to generate regular cash distributions to its partners from its equipment finance portfolio over the life of the Fund.

The General Partner and the initial limited partner capitalized the Fund in January 2008. The General Partner contributed $1,000 to the Fund for a 1% partnership interest and the initial limited partner contributed $1 to the Fund for a 99% limited partnership interest. Upon the Fund breaking escrow on September 16, 2008, the initial limited partner withdrew as a limited partner and its capital contribution was returned. The Fund is managed by the General Partner. The Fund shall terminate on December 31, 2032 unless sooner dissolved or terminated as provided in the partnership agreement.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The consolidated financial statements include the accounts of the Fund and its wholly-owned subsidiary, LEAF 4A SPE, LLC. All intercompany accounts and transactions have been eliminated in consolidation.

The accompanying consolidated financial statements and related notes present the Fund’s financial position as of December 31, 2008 and the results of its operations, cash flows and changes in partners’ capital from September 16, 2008 (Commencement of Operations) through December 31, 2008 (hereafter referred to as the period ended December 31, 2008).

In November 2008, the Fund acquired a 49% interest in a pool of leases held by LEAF Funding, LLC an affiliate of LEAF Equipment Leasing Income Fund III, L.P (the “LEAF Funding LLC JV”). As of and for the period ended December 31, 2008, the Fund accounted for its investment in LEAF Funding LLC JV under the equity method of accounting in accordance with Accounting Principles Board (“APB”) Opinion No. 18, “The Equity Method of Accounting for Investments in Common Stock,” since the Fund has the ability to exercise significant influence over the operating and financial decisions of this entity.

LEAF EQUIPMENT FINANCE FUND 4, L.P. AND SUBSIDIARY

Notes To Consolidated Financial Statements – (Continued)

December 31, 2008

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES – (Continued)

Use of Estimates

Preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Significant estimates include the allowance for credit losses, the estimated unguaranteed residual values of leased equipment, and impairment of long-lived assets. The Fund bases its estimates on historical experience and on various other assumptions that it believes are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

The Fund evaluates the adequacy of the allowance for credit losses (including investments in leases, loans and future payment card receivables) based upon, among other factors, management’s historical experience on the portfolios it manages, an analysis of contractual delinquencies, economic conditions and trends and equipment finance portfolio characteristics, adjusted for expected recoveries. In evaluating historic performance, the Fund performs a migration analysis, which estimates the likelihood that an account progresses through delinquency stages to ultimate charge-off. The Fund’s policy is to charge off to the allowance those financings which are in default and for which management has determined the probability of collection to be remote.

Unguaranteed residual value represents the estimated amount to be received at lease termination from lease extensions or ultimate disposition of the leased equipment. The estimates of residual values are based upon the General Partner’s history with regard to the realization of residuals, available industry data and the General Partner’s senior management’s experience with respect to comparable equipment. The estimated residual values are recorded as a component of investments in leases on a net present value basis. Residual values are reviewed periodically to determine if the current estimate of the equipment’s fair market value appears to be below its recorded estimate. If required, residual values are adjusted downward to reflect adjusted estimates of fair market values. In accordance with U.S. GAAP, upward adjustments to residual values are not permitted.

The Fund reviews its long-lived assets for impairment whenever events or circumstances indicate that the carrying amount of such assets may not be recoverable. If it is determined that estimated undiscounted future cash flows derived from long-lived assets will not be sufficient to recover their carrying amounts, an impairment charge will be recorded if the carrying amount of the assets exceed their estimated fair values.

Restricted Cash

Restricted cash includes customer payments deposited into a lockbox shared with the General Partner and other entities serviced by the Fund’s General Partner. The lockbox is in the name of U.S. Bank NA as trustee under an inter-creditor agreement amongst the Fund’s General Partner, the other entities and their respective lenders. These amounts, which are recorded as Restricted Cash on the Consolidated Balance Sheet, represent customer payments received by the lockbox, applied to the respective customer’s accounts, but not transferred to the Fund’s bank account.

Concentration of Credit Risk

Financial instruments which potentially subject the Fund to concentrations of credit risk consist of excess cash. The Fund deposits its excess cash in high-quality financial institutions. As of December 31, 2008, the Fund had deposits totaling $6.8 million of which $6.5 million was over the $250,000 insurance limit of the Federal Deposit Insurance Corporation (“FDIC”). No losses have been experienced on such deposits.

As of December 31, 2008, 21% of the Fund’s commercial finance assets were located in California.

LEAF EQUIPMENT FINANCE FUND 4, L.P. AND SUBSIDIARY

Notes To Consolidated Financial Statements – (Continued)

December 31, 2008

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES – (Continued)

Revenue Recognition

The Fund’s investment in commercial finance assets consists of direct financing leases, operating leases, loans and future payment card receivables. Leases are recorded in accordance with Statement of Financial Accounting Standards (“SFAS”) 13, “Accounting for Leases,” and its various amendments and interpretations.

Direct Financing Leases. Certain of the Fund’s lease transactions are accounted for as direct financing leases (as distinguished from operating leases). Such leases transfer substantially all benefits and risks of equipment ownership to the customer. The Fund’s investment in direct financing leases consists of the sum of the total future minimum lease payments receivable and the estimated unguaranteed residual value of leased equipment, less unearned finance income. Unearned finance income, which is recognized as revenue over the term of the financing by the effective interest method, represents the excess of the total future minimum contracted payments plus the estimated unguaranteed residual value expected to be realized at the end of the lease term over the cost of the related equipment.

Operating Leases. Leases not meeting any of the criteria to be classified as direct financing leases are deemed to be operating leases. Under the accounting for operating leases, the cost of the leased equipment, including acquisition fees associated with lease placements, is recorded as an asset and depreciated on a straight-line basis over the equipment’s estimated useful life, generally up to seven years. Rental income consists primarily of monthly periodic rental payments due under the terms of the leases. The Fund recognizes rental income on a straight line basis. Generally, during the lease terms of existing operating leases, the Fund will not recover all of the cost and related expenses of its rental equipment and, therefore, it is prepared to remarket the equipment in future years. The Fund’s policy is to review, on a quarterly basis, the expected economic life of its rental equipment in order to determine the recoverability of its undepreciated cost. In accordance with U.S. GAAP, the Fund writes down its rental equipment to its estimated net realizable value when it is probable that its carrying amount exceeds such value and the excess can be reasonably estimated; gains are only recognized upon actual sale of the rental equipment. There were no write-downs of equipment during the period ended December 31, 2008.

Loans. For term loans, the investment in loans consists of the sum of the total future minimum loan payments receivable less unearned finance income. Unearned finance income, which is recognized as revenue over the term of the financing by the effective interest method, represents the excess of the total future minimum contracted payments over the cost of the related equipment. For all other loans, interest income is recorded at the stated rate on the accrual basis to the extent that such amounts are expected to be collected.

Future Payment Card Receivables. The Fund provides cash advances to small businesses on future payment card receipts. Revenues from this operation are recorded under the effective interest method over the period under which the cash advance is expected to be repaid.

The Fund discontinues the recognition of revenue for leases and loans for which payments are more than 90 days past due, or, in the case of future payment card receivables, when no payments have been received in 60 days. As of December 31, 2008, the Fund had $1.2 million of commercial finance assets on non-accrual status. Fees from delinquent payments are recognized when received and are included in other income

Income Taxes

Federal and state income tax laws provide that the income or losses of the Fund are reportable by the partners on their individual income tax returns. Accordingly, no provision for such taxes has been made in the accompanying financial statements.

LEAF EQUIPMENT FINANCE FUND 4, L.P. AND SUBSIDIARY

Notes To Consolidated Financial Statements – (Continued)

December 31, 2008

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES – (Continued)

Comprehensive Income (Loss)

Comprehensive income (loss) includes net income (loss) and all other changes in the equity of a business during a period from transactions and other events and circumstances from non-owner sources. These changes, other than net income (loss) are referred to as “other comprehensive income (loss).” Other comprehensive loss reflects the Fund’s share of unrealized losses on hedging contracts held by affiliates that the Fund accounts for under the equity method.

Allocation of Partnership Income (Loss) and Cash Distributions

Cash available for distributions, if any, are made monthly as follows: 99% to the limited partners and 1% to the General Partner until the limited partners have received an amount equal to their unpaid cumulative return (8.5%) of their adjusted capital contribution and thereafter, to investment and reinvestment in investments or, if the General Partner elects not to invest or reinvest such distributable cash, 99% to the limited partners and 1% to the General Partner.

Net income (loss) for any fiscal period during the reinvestment period is allocated 99% to the limited partners and 1% to the General Partner. Income during the liquidation period, as defined in the Partnership Agreements, will be allocated first to the partners in proportion to and to the extent of the deficit balances, if any, in their respective capital accounts. Thereafter, net income (loss) will be allocated 99% to the limited partners and 1% to the General Partner.

Net Loss Per Limited Partner Unit

Net loss per limited partner unit is computed by dividing net loss allocated to the Fund’s limited partners by the weighted average number of limited partner units outstanding during the period. The weighted average number of limited partner units outstanding during the period is computed based on the number of limited partner units issued during the period weighted for the days outstanding during the period.

Newly Adopted Accounting Principles

In February 2007, the FASB issued SFAS 159, “The Fair Value Option for Financial Assets and Financial Liabilities - Including an Amendment of SFAS 115” (“SFAS 159”), which permits entities to choose to measure many financial instruments and certain other items at fair value. The fair value option established by SFAS 159 permits all entities to choose to measure eligible items at fair value at specified election dates. Entities choosing the fair value option would be required to report unrealized gains and losses on items for which the fair value option has been elected in earnings at each subsequent reporting date. Adoption is required for fiscal years beginning after November 15, 2007. At this time, the Fund has elected to not report any assets and liabilities using the fair value option under SFAS 159.

In December 2008, the FASB issued Staff Position (“FSP”) FAS 140-4 and FIN 46(R)-8, “Disclosures by Public Entities (Enterprises) about Transfers of Financial Assets and Interests in Variable Interest Entities” (“FSP SFAS 140-4 and FIN 46-R”). FSP SFAS 140-4 and FIN 46-R amends FASB SFAS 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities”, to require public entities to provide additional disclosures about transfers of financial assets. It also amends FIN 46-R to require public enterprises, including sponsors that have a variable interest in a VIE, to provide additional disclosures about the VIE. Additionally, this

LEAF EQUIPMENT FINANCE FUND 4, L.P. AND SUBSIDIARY

Notes To Consolidated Financial Statements – (Continued)

December 31, 2008

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES – (Continued)

Newly Adopted Accounting Principles– (Continued)

FSP requires certain disclosures to be provided by a public enterprise that is (a) a sponsor of a SPE that holds a variable interest in the qualifying SPE but was not the transferor (nontransferor) of financial assets to the qualifying SPE and (b) a servicer of a qualifying SPE that holds a significant variable interest in the qualifying SPE but was not the transferor (nontransferor) of financial assets to the qualifying SPE. The disclosures required by FSP SFAS 140-4 and FIN 46-R are intended to provide greater transparency to financial statement users about a transferor’s continuing involvement with transferred financial assets and an enterprise’s involvement with VIEs and qualifying SPEs. The Fund has adopted this pronouncement in the fourth quarter of 2008.

Accounting Standards Issued But Not Yet Adopted

In December 2007, the FASB issued SFAS 160, “Noncontrolling Interests in Consolidated Financial Statements,” (“SFAS 160”). This Statement amends Accounting Research Bulletin 51 to establish accounting and reporting standards for the noncontrolling (minority) interest in a subsidiary and for the deconsolidation of a subsidiary. It clarifies that a noncontrolling interest in a subsidiary is an ownership interest in the consolidated entity that should be reported as equity in the consolidated financial statements. SFAS 160 is effective for the Fund’s year beginning January 1, 2009. As discussed in Note 8, the Fund acquired a controlling interest in a joint venture in March 2009, and will account for the noncontrolling interest in the joint venture in accordance with SFAS 160.

In March 2008, the FASB issued SFAS 161, “Disclosures about Derivative Instruments and Hedging Activities, an amendment of SFAS 133,” (“SFAS 161”). This new standard requires enhanced disclosures for derivative instruments, including those used in hedging activities. It is effective for fiscal years and interim periods beginning after November 15, 2008 and will be applicable to the Fund in the first quarter of 2009. The Fund entered into derivative instruments in the first quarter of 2009 and therefore will adopt SFAS 161 in its first quarter.

NOTE 3 – ACQUISITION OF INTEREST IN POOL OF LEASE ASSETS

In November 2008, the Fund entered into a joint venture agreement with LEAF Equipment Leasing Income Fund III, L.P. (“LEAF III”), a fund sponsored by the Fund’s General Partner, whereby it acquired a 49% interest in a pool of leases held by LEAF Funding, LLC, a subsidiary of LEAF III (“LEAF Funding LLC JV”) The purchase price of $11.6 million represented 49% of the adjusted net equity of LEAF Funding LLC JV as of the date of acquisition by the Fund. LEAF Funding LLC JV comprises a portfolio of over 10,000 leases and small business loans originated by NetBank Business Finance, which was acquired by an affiliate of the Fund’s General Partner in November 2007.

The Fund accounts for its investment in the LEAF Funding LLC JV under the equity method of accounting since the Fund had the ability to exercise significant influence over operating and financial decisions of this entity. In addition to reflecting its 49% share of LEAF Funding LLC JV’s income (loss) in the Consolidated Statement of Operations in Equity in Losses of Affiliate, the Fund also records its 49% share of LEAF Funding LLC JV’s management fees and administrative expenses to affiliate. These expenses are reflected in the respective line items on the Consolidated Statement of Operations.

LEAF EQUIPMENT FINANCE FUND 4, L.P. AND SUBSIDIARY

Notes To Consolidated Financial Statements – (Continued)

December 31, 2008

NOTE 3 – ACQUISITION OF INTEREST IN POOL OF LEASE ASSETS – (Continued)

The following summarized financial information for the Fund’s investment in the LEAF Funding LLC JV, which was accounted for under the equity method as of and for the period ended December 31, 2008, has been compiled from the financial statements of the LEAF Funding LLC JV and reflects certain historical adjustments. Results of operations of the LEAF Funding LLC JV are excluded for periods prior to the acquisition of our 49% interest (in thousands):

As of December 31, 2008
Balance Sheet:
Restricted cash	$11,590
Investment in leases and loans, net	198,559
Due from affiliate	1,493
Deferred financing costs, net	6,374
Other assets	50

$218,066

Bank debt	$189,265
Accounts payable, accrued expenses and other liabilities	804
Derivative liability at fair value	6,636
Partner’s capital	21,361

$218,066

For the Period Ended December 31, 2008
Results of Operations:
Revenues	$2,693
Expenses	3,917

Net Loss	$(1,224)

LEAF EQUIPMENT FINANCE FUND 4, L.P. AND SUBSIDIARY

Notes To Consolidated Financial Statements – (Continued)

December 31, 2008

NOTE 4 – INVESTMENT IN COMMERCIAL FINANCE ASSETS

The Fund’s investment in commercial finance assets, net, consists of the following (in thousands):

	December 31, 2008
Direct financing leases (a)	$3,025
Loans (b)	8,700
Operating leases	373
Future payment card receivables	3,406

	15,504
Allowance for credit losses	(570)

	$14,934	(c)

(a)	The Fund’s direct financing leases are for initial terms generally ranging from 24 to 84 months.

(b)	The interest rates on loans generally range from 7% to 13%.

(c)	The above table does not include the Fund’s share of commercial finance assets held by LEAF Funding LLC JV, of which the Fund owns a 49% interest. As of December 31, 2008, LEAF Funding LLC JV owns approximately $200 million of direct financing leases, operating leases and loans, of which the Funds pro-rata (49%) share is approximately $100 million.

The components of direct financing leases, loans and future payment card receivables are as follows (in thousands):

	December 31, 2008
	Direct Financing Leases	Loans	Future Payment Card Receivables
Total future minimum lease payments	$3,404	$9,312	$4,127
Unearned income	(458)	(531)	(721)
Residuals, net of unearned residual income (a)	105	—	—
Security deposits	(26)	(81)	—

	$3,025	$8,700	$3,406

(a)	Unguaranteed residuals for direct financing leases represent the estimated amounts recoverable at lease termination from lease extension or disposition of equipment.

The Fund’s investment in operating leases, net, consists of the following (in thousands):

December 31, 2008
Equipment	$408
Accumulated depreciation	(35)

$373

LEAF EQUIPMENT FINANCE FUND 4, L.P. AND SUBSIDIARY

Notes To Consolidated Financial Statements – (Continued)

December 31, 2008

NOTE 4 – INVESTMENT IN COMMERCIAL FINANCE ASSETS – (Continued)

The following is a summary of the Fund’s allowance for credit losses (in thousands):

Period Ended December 31, 2008
Allowance for credit losses, beginning of period	$—
Provision for credit losses	(570)

Allowance for credit losses, end of period	$(570)

At December 31, 2008, the future payments scheduled to be received on non-cancelable commercial finance assets for each of the five succeeding annual periods ending December 31, 2008 and thereafter are as follows (in thousands):

	Direct Financing Leases	Loans	Operating Leases(a)	Future Payment Card Receivables	Total
2009	$972	$4,217	$129	$2,153	$7,471
2010	936	2,784	124	1,974	5,818
2011	750	1,169	82	—	2,001
2012	540	483	18	—	1,041
2013	169	276	10	—	455
Thereafter	37	383	15	—	435

	$3,404	$9,312	$378	$4,127	$17,221

(a)	Operating lease amounts as shown are net of the residual value, if any, at the end of the lease term.

NOTE 5 – FAIR VALUE MEASUREMENT

For cash, receivables and payables, the carrying amounts approximate fair values because of the short term maturity of these instruments.

It is not practicable for the Fund to estimate the fair value of the Fund’s loans. They comprise of a large number of transactions with commercial customers in different businesses, and may be secured by liens on various types of equipment and may be guaranteed by third parties and cross-collateralized. Any difference between the carrying value and fair value of each transaction would be affected by a potential buyer’s assessment of the transaction’s credit quality, collateral value, guarantees, payment history, yield, term, documents and other legal matters, and other subjective considerations. Value received in a fair market sale of a transaction would be based on the terms of the sale, the Fund’s and the buyer’s views of economic and industry conditions, the Fund’s and the buyer’s tax considerations, and other factors.

LEAF EQUIPMENT FINANCE FUND 4, L.P. AND SUBSIDIARY

Notes To Consolidated Financial Statements – (Continued)

December 31, 2008

NOTE 6 – CERTAIN RELATIONSHIPS AND TRANSACTIONS WITH AFFILIATES

The Fund relies on the General Partner and its affiliates to manage its operations and will pay the General Partner or its affiliates fees to manage the fund.

The General Partner receives an organization and offering allowance on a sliding scale based on the amount of the Fund’s offering. Chadwick Securities, Inc. (“Chadwick”), a wholly owned subsidiary of RAI, receives up to 0.5% of the offering proceeds as reimbursement for the bona fide accountable due diligence expenses incurred by the selling dealers in this offering, all of which it will reallow to the selling dealers. These charges are recorded by the Fund as offering costs related to the sale of partnership units.

Chadwick, receives an underwriting fee of up to 3% of the offering proceeds for obtaining and managing the group of selling broker-dealers who sell the units in the offering. Chadwick also receives sales commissions of 7% of the proceeds of each unit that they sell. Chadwick did not sell any units and did not retain sales commissions through December 31, 2008.

The Fund acquires existing portfolios of equipment from its General Partner and its affiliates. The General Partner receives a fee for assisting the Fund in acquiring equipment for leases, portfolios of equipment subject to existing leases and secured loans equal to 2% of the Fund’s purchase price.

The General Partner receives a subordinated annual asset management fee equal to 4% of gross rental payments for operating leases, as defined in the partnership agreement, or 2% of gross rental payments for full payout leases, or a competitive fee, whichever is less. An operating lease is one in which the aggregate noncancellable rental payments during the initial term of the lease, on a net present value basis, are not sufficient to recover the purchase price of the equipment. A full payout lease is one in which the gross rental payments, on a net present value basis, are at least sufficient to recover the purchase price of the equipment. During the Fund’s five-year investment period, the management fee will be subordinated to the payment to the Fund’s limited partners of a cumulative annual distribution of 8.5% of their capital contributions, as adjusted by distributions deemed to be a return of capital.

The General Partner is entitled to receive a subordinated commission equal to one-half of a competitive commission, up to a maximum of 3% of the contract sales price, for arranging the sale of the Fund’s equipment after the expiration of a lease. This commission is subordinated to the payment to the limited partners of a cumulative 8.5% annual return on their capital contributions, as adjusted by distributions deemed to be returns of capital. No commissions were paid during the period ended December 31, 2008.

The General Partner and its affiliates are reimbursed by the Fund for certain costs of services and materials used by or for the Fund except those items covered by the above-mentioned fees.

The General Partner receives a commission equal to the lesser of a competitive rate or 2% of gross rental payments derived from any re-lease of equipment, payable as the Fund receives rental payments from re-lease. The Fund will not, however, pay a re-lease commission if the re-lease is with the original lessee or its affiliates. No re-lease commissions were paid during the period ended December 31, 2008.

LEAF EQUIPMENT FINANCE FUND 4, L.P. AND SUBSIDIARY

Notes To Consolidated Financial Statements – (Continued)

December 31, 2008

NOTE 6 – CERTAIN RELATIONSHIPS AND TRANSACTIONS WITH AFFILIATES – (Continued)

The following is a summary of fees and costs of services and materials charged by the General Partner or its affiliates (in thousands):

Period Ended December 31, 2008
Acquisition fees	$180
Management fees	196
Administrative expenses	145
Organization and offering expense allowance	1,172
Underwriting fees	3,950

Included in management fees and administrative expenses above is the Fund’s share of management fees and administrative expenses related to its 49% interest in LEAF Funding, LLC, which were $153,000 and $75,000, respectively.

Due to affiliates includes amounts due to the General Partner related to acquiring and managing portfolios of equipment from its General Partner, management fees and reimbursed expenses.

NOTE 7 – COMMITMENTS AND CONTINGENCIES

The Fund is party to various routine legal proceedings arising out of the ordinary course of its business. Management believes that none of these actions, individually or in the aggregate, will have a material adverse effect on the Fund’s financial condition or operations.

NOTE 8 – SUBSEQUENT EVENTS (UNAUDITED)

The following transactions occurred after December 31, 2008:

The Fund entered into a Loan and Security Agreement, dated as of February 9, 2009, with Wells Fargo Foothill, LLC. The loan agreement provides the Fund with a revolving line of credit with an aggregate borrowing limit of $75 million until the maturity date, February 9, 2012. The collateral for the loan is specific lease receivables and related equipment. The Fund will enter into interest rate swap agreements to fix the interest rate at the time of each borrowing. Interest and principal will be due monthly as payments are received on the lease receivables collateralizing the borrowing. An event of default such as non-payment of amounts when due under the loan agreement or a breach of financial covenants may accelerate the maturity date of the loan agreement.

In March 2009, the Fund entered into a joint venture agreement with LEAF III (“LEAF Funds JV2”). The Fund invested approximately $9.8 million for a 98% interest in LEAF Funds JV2. LEAF Funds JV2 invested $10.0 million in an entity sponsored by LEAF Financial. As of March 31, 2009, this entity owned approximately $200 million of leases and loans and has approximately $170 million of debt outstanding on its revolving $250 million line of credit, and will be consolidated by the Fund effective March 1, 2009.

LEAF EQUIPMENT FINANCE FUND 4, L.P. AND SUBSIDIARIES

Consolidated Balance Sheets

(in thousands)

	June 30, 2009	December 31, 2008
	(unaudited)
ASSETS
Cash	$1,508	$6,736
Restricted cash	14,392	16
Investment in commercial finance assets, net	372,884	14,934
Investment in affiliated leasing partnership	9,874	10,466
Derivative assets at fair value	943	—
Deferred financing costs, net	3,736	125
Other assets	225	10

	$403,562	$32,287

LIABILITIES AND PARTNERS’ CAPITAL
Liabilities:
Bank debt	$320,847	$—
Accounts payable, accrued expenses and other liabilities	1,755	199
Derivative liabilities at fair value	9,174	—
Due to affiliates	3,695	427
Subordinated notes payable	9,355	—

Total liabilities	344,826	626

Commitments and contingencies
Partners’ Capital:
General partner	(83)	(12)
Limited partners	57,914	32,240
Accumulated other comprehensive income (loss)	551	(567)

Total LEAF 4 partners’ capital	58,382	31,661
Noncontrolling interest	354	—

Total partners’ capital	58,736	31,661

Total liabilities and partners’ capital	$403,562	$32,287

The accompanying notes are an integral part of these consolidated financial statements.

LEAF EQUIPMENT FINANCE FUND 4, L.P. AND SUBSIDIARIES

Consolidated Statements of Operations

(in thousands, except unit data)

(unaudited)

	Three Months Ended June 30, 2009	Six Months Ended June 30, 2009
Revenues:
Interest on equipment financings	$5,063	$6,788
Rental income	340	510
Gains on sales of equipment and lease dispositions, net	21	23
Other	149	200

	5,573	7,521

Expenses:
Interest expense	3,197	4,260
Gains on derivative hedging activities	(1,926)	(983)
Depreciation on operating leases	293	437
Provision for credit losses	2,089	3,032
General and administrative expenses	330	612
Administrative expenses reimbursed to affiliate	660	1,029
Management fees to affiliate	905	1,473

	5,548	9,860

Loss before equity in losses of affiliate	25	(2,339)
Equity in losses of affiliate	(1,490)	(2,690)

Net loss	(1,465)	(5,029)
Less: Net loss attributable to the noncontrolling interest	17	28

Net loss attributable to LEAF 4	$(1,448)	$(5,001)

Weighted average number of limited partner units outstanding during the period	651,245	560,482

Net loss per weighted average limited partner unit	$(2.20)	$(8.83)

The accompanying notes are an integral part of these consolidated financial statements.

LEAF EQUIPMENT FINANCE FUND 4, L.P. AND SUBSIDIARIES

Consolidated Statement of Changes in Partners’ Capital

For the Six Months Ended June 30, 2009

(in thousands, except unit data)

(unaudited)

	General Partner	Limited Partners		Accumulated Other Comprehensive		Non- controlling	Total Partners’	Comprehensive
	Amount	Units	Amount	Income (Loss)	Total	Interest	Capital	Income (Loss)
Balance, January 1, 2009	$(12)	390,925	$32,240	$(567)	$31,661	$—	$31,661	$—
Sales of limited partnership units	—	376,524	37,551	—	37,551	—	37,551	—
Offering costs related to the sale of limited partner units	—	—	(4,815)	—	(4,815)	—	(4,815)	—
Issuance of membership interest to noncontrolling interest	—	—	—	—	—	382	382	—
Cash distributions	(21)	—	(2,102)	—	(2,123)	—	(2,123)	—
Redemption of limited partnership units	—	(104)	(9)	—	(9)	—	(9)	—
Comprehensive Loss:
Net loss	(50)	—	(4,951)	—	(5,001)	(28)	(5,029)	$(5,029)
Unrealized gains on financial derivatives	—	—	—	1,118	1,118	—	1,118	1,118

Comprehensive loss	—	—	—	—	—	—	—	(3,911)
Comprehensive loss attributable to noncontrolling interest	—	—	—	—	—	—	—	28

Comprehensive loss attributable to LEAF 4	—	—	—	—	—	—	—	$(3,883)

Balance, June 30, 2009	$(83)	767,345	$57,914	$551	$58,382	$354	$58,736

The accompanying notes are an integral part of this consolidated financial statement.

LEAF EQUIPMENT FINANCE FUND 4, L.P. AND SUBSIDIARIES

Consolidated Statement of Cash Flows

(in thousands)

(unaudited)

Six Months Ended June 30, 2009
Cash flows from operating activities:
Net loss attributable to LEAF 4	$(5,001)
Adjustments to reconcile net loss to net cash provided by operating activities:
Gains on sales of equipment and lease dispositions, net	(23)
Amortization of deferred financing costs	1,013
Depreciation on operating leases	437
Provision for credit losses	3,032
Equity in losses of affiliate	2,690
Net loss attributable to the noncontrolling interest	(28)
Unrealized losses on derivative hedging activities	(1,081)
Changes in operating assets and liabilities, net of effect of acquisitions:
Other assets	(13)
Accounts payable, accrued expenses and other liabilities and other assets	291
Due to affiliates, net	(959)

Net cash provided by operating activities	358

Cash flows from investing activities:
Purchases of commercial finance assets, net	(104,174)
Proceeds from commercial finance assets, net	25,809
Security deposits returned, net of collected	(592)
Investment in LEAF Funds JV1	(980)
Issuance of membership interest in LEAF Funds JV2 to noncontrolling interest	382
Investment in LEAF Commercial Finance Fund (see Note 3), net of cash acquired	(7,649)
Investment in RCF (see Note 3)	(4,500)

Net cash used in investing activities	(91,704)

Cash flows from financing activities:
Borrowings of bank debt	82,989
Repayment of bank debt	(22,673)
Increase in restricted cash	(3,445)
Increase in deferred financing costs	(1,561)
Acquisition of financial derivatives	(80)
Limited partners’ capital contributions	37,551
Offering costs incurred for the sale of partnership units	(4,531)
Cash distributions to partners	(2,123)
Redemption of limited partnership units	(9)

Net cash provided by financing activities	86,118

Decrease in cash	(5,228)
Cash, beginning of period	6,736

Cash, end of period	$1,508

The accompanying notes are an integral part of this consolidated financial statement.

LEAF EQUIPMENT FINANCE FUND 4, L.P. AND SUBSIDIARIES

Notes To Consolidated Financial Statements

June 30, 2009

(unaudited)

NOTE 1 – ORGANIZATION AND NATURE OF BUSINESS

LEAF Equipment Finance Fund 4, L.P. (the “Fund”) is a Delaware limited partnership formed on January 25, 2008 by its General Partner, LEAF Asset Management, LLC (the “General Partner”). The General Partner, a Delaware limited liability company, is a wholly owned subsidiary of Resource America, Inc. (“RAI”). RAI is a publicly-traded company (NASDAQ: REXI) that uses industry specific expertise to evaluate, originate, service and manage investment opportunities through its commercial finance, real estate and financial fund management segments. The Fund received its minimum subscription proceeds of $2.0 million (20,000 units) required to begin operations and it broke escrow on September 16, 2008.

The Fund acquires diversified portfolios of equipment to finance to end users throughout the United States as well as the District of Columbia and Puerto Rico. The Fund also acquires existing portfolios of equipment subject to existing financings from other equipment finance companies, primarily an affiliate of its General Partner. The primary objective of the Fund is to generate regular cash distributions to its partners from its equipment finance portfolio over the life of the Fund.

The consolidated financial statements and notes thereto as of June 30, 2009 and for the three and six months ended June 30, 2009 are unaudited. Certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) have been condensed or omitted pursuant to the rules and regulations of the Securities and Exchange Commission. However, in the opinion of management, these interim financial statements include all the necessary adjustments to fairly present the results of the interim periods presented. The unaudited interim consolidated financial statements should be read in conjunction with the audited consolidated financial statements included in the Fund’s Annual Report on Form 10-K for the year ended December 31, 2008. The results of operations for the six months ended June 30, 2009 may not necessarily be indicative of the results of operations for the full year ending December 31, 2009.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

Operations of the Fund commenced on September 16, 2008.

The consolidated financial statements include the accounts of the Fund and its wholly owned subsidiary, LEAF 4A SPE, LLC. Effective March 1, 2009, the Consolidated Financial Statements also include LEAF Funds Joint Venture 2, LLC (“LEAF Funds JV2”), of which the Fund acquired and maintains a 98% interest. Effective June 30, 2009, the Consolidated Financial Statements also include Resource Capital Funding, LLC (“RCF”) of which the Fund acquired a 100% interest as discussed in Note 3. All intercompany accounts and transactions have been eliminated in consolidation.

When the Fund obtains an explicit or implicit interest in an entity, the Fund evaluates the entity to determine if the entity is a variable interest entity (“VIE”), and, if so, whether or not the Fund is deemed to be the primary beneficiary of the VIE. Generally, the Fund consolidates VIEs for which the Fund is deemed to be the primary beneficiary or for non-VIEs which the Fund controls. The primary beneficiary of a VIE is the variable interest holder that absorbs the majority of the variability in the expected losses or the residual returns of the VIE. When determining the primary beneficiary of a VIE, the Fund considers its aggregate explicit and implicit variable interests as a single variable interest. If the Fund’s single variable interest absorbs the majority of the variability in the expected losses or the residual returns of the VIE, the Fund is considered the primary beneficiary of the VIE. The Fund reconsiders its determination of whether an entity is a VIE and whether the Fund is the primary beneficiary of such VIE if certain events occur.

LEAF EQUIPMENT FINANCE FUND 4, L.P. AND SUBSIDIARIES

Notes To Consolidated Financial Statements

June 30, 2009

(unaudited)

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES – (Continued)

Principles of Consolidation – (Continued)

As discussed in Note 3, LEAF Funds JV2 purchased an interest in LEAF Commercial Finance Fund, LLC (“LCFF”) in March 2009 from LEAF Financial Corporation (“LEAF Financial”), an affiliate of our General Partner. While LEAF Financial continues to maintain voting control, the Fund consolidates LCFF because the Fund, through its ownership of LEAF Funds JV2, is deemed to be the primary beneficiary of LCFF.

The Fund owns a 98% interest in LEAF Funds JV2. LEAF Equipment Leasing Income III, L.P. (“LEAF III), a fund sponsored by our General Partner, owns the remaining 2% interest. The Fund reflects participation of LEAF III in the net assets and in the income or losses of LEAF Funds JV2 as Noncontrolling Interest in the Consolidated Balance Sheets and Statements of Operations. Noncontrolling Interest adjusts the Fund’s consolidated operating results to reflect only the Fund’s share of the earnings or losses of the respective entity.

In November 2008, the Fund acquired a 49% interest in a pool of leases held by LEAF Funding, LLC an affiliate of LEAF III (“LEAF Funds JV1”). The Fund accounts for its investment in LEAF Funds JV1 under the equity method of accounting since the Fund has the ability to exercise significant influence over the operating and financial decisions of this entity.

Reclassifications

Certain reclassifications have been made to the 2008 Consolidated Financial Statements to conform to the 2009 presentation. Deferred Financing Costs, Net, have been reported separately from Other Assets. The reclassification of this item had no impact on net income.

Use of Estimates

Preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Significant estimates include the allowance for credit losses, the estimated unguaranteed residual values of leased equipment, impairment of long-lived assets and the fair value of interest rate swaps and caps. The Fund bases its estimates on historical experience and on various other assumptions that it believes are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

The Fund evaluates the adequacy of the allowance for credit losses (including investments in leases, loans and future payment card receivables) based upon, among other factors, management’s historical experience on the portfolios it manages, an analysis of contractual delinquencies, economic conditions and trends, and equipment finance portfolio characteristics, adjusted for expected recoveries. In evaluating historic performance, the Fund performs a migration analysis, which estimates the likelihood that an account progresses through delinquency stages to ultimate charge-off. The Fund’s policy is to charge off to the allowance those financings which are in default and for which management has determined the probability of collection to be remote.

LEAF EQUIPMENT FINANCE FUND 4, L.P. AND SUBSIDIARIES

Notes To Consolidated Financial Statements

June 30, 2009

(unaudited)

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES – (Continued)

Use of Estimates – (Continued)

Unguaranteed residual value represents the estimated amount to be received at lease termination from lease extensions or ultimate disposition of the leased equipment. The estimates of residual values are based upon the General Partner’s history with regard to the realization of residuals, available industry data and the General Partner’s senior management’s experience with respect to comparable equipment. The estimated residual values are recorded as a component of investments in leases on a net present value basis. Residual values are reviewed periodically to determine if the current estimate of the equipment’s fair market value appears to be below its recorded estimate. If required, residual values are adjusted downward to reflect adjusted estimates of fair market values. In accordance with U.S. GAAP, upward adjustments to residual values are not permitted.

The Fund reviews its long-lived assets for impairment whenever events or circumstances indicate that the carrying amount of such assets may not be recoverable. If it is determined that estimated undiscounted future cash flows derived from long-lived assets will not be sufficient to recover their carrying amounts, an impairment charge will be recorded if the carrying amount of the assets exceed their estimated fair values.

Interest rate swaps and caps are recorded at fair value based on a value determined by a third-party pricing agent using an income approach and utilizing models that use as their primary basis readily observable market parameters. This valuation process considers factors including interest rate yield curves, time value, credit factors and volatility factors. There can be no assurance that the Fund’s hedging strategies or techniques will be effective, that profitability will not be adversely affected during any period of change in interest rates or that the costs of hedging will not exceed the benefits.

Restricted Cash

Restricted cash includes cash being held in reserve by the Fund’s lenders. Restricted cash also includes approximately $2.3 million of customer payments deposited into a lockbox shared with LEAF Financial and other entities serviced by LEAF Financial. The lockbox is in the name of U.S. Bank National Association as trustee under an inter-creditor agreement among LEAF Financial, the other entities and their respective lenders. These amounts represent customer payments received by the lockbox, applied to the respective customer’s accounts, but not transferred to the Fund’s bank account.

Revenue Recognition

The Fund’s investment in commercial finance assets consists of direct financing leases, operating leases, loans and future payment card receivables held directly or through acquisitions of participations.

Direct Financing Leases. Certain of the Fund’s lease transactions are accounted for as direct financing leases (as distinguished from operating leases). Such leases transfer substantially all benefits and risks of equipment ownership to the customer. The Fund’s investment in direct financing leases consists of the sum of the total future minimum lease payments receivable and the estimated unguaranteed residual value of leased equipment, less unearned finance income. Unearned finance income, which is recognized as revenue over the term of the financing by the effective interest method, represents the excess of the total future minimum contracted payments plus the estimated unguaranteed residual value expected to be realized at the end of the lease term over the cost of the related equipment.

LEAF EQUIPMENT FINANCE FUND 4, L.P. AND SUBSIDIARIES

Notes To Consolidated Financial Statements

June 30, 2009

(unaudited)

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES – (Continued)

Revenue Recognition – (Continued)

Operating Leases. Leases not meeting any of the criteria to be classified as direct financing leases are deemed to be operating leases. Under the accounting for operating leases, the cost of the leased equipment, including acquisition fees associated with lease placements, is recorded as an asset and depreciated on a straight-line basis over the equipment’s estimated useful life, generally up to seven years. Rental income consists primarily of monthly periodic rental payments due under the terms of the leases. The Fund recognizes rental income on a straight line basis. Generally, during the lease term of existing operating leases, the Fund will not recover all of the cost and related expenses of its rental equipment and, therefore, it is prepared to remarket the equipment in future years. The Fund’s policy is to review, on a quarterly basis, the expected economic life of its rental equipment in order to determine the recoverability of its undepreciated cost. In accordance with U.S. GAAP, the Fund writes down its rental equipment to its estimated net realizable value when it is probable that its carrying amount exceeds such value and the excess can be reasonably estimated; gains are only recognized upon actual sale of the rental equipment. There were no write-downs of equipment during the three and six months ended June 30, 2009.

Loans. For term loans, the investment in loans consists of the sum of the total future minimum loan payments receivable less unearned finance income. Unearned finance income, which is recognized as revenue over the term of the financing by the effective interest method, represents the excess of the total future minimum contracted payments over the original cost of the loan. For all other loans, interest income is recorded at the stated rate on the accrual basis to the extent that such amounts are expected to be collected.

Future Payment Card Receivables. The Fund provides cash advances to small businesses on future payment card receipts. Revenues from this operation are recorded under the effective interest method over the period under which the cash advance is expected to be repaid.

The Fund discontinues the recognition of revenue for leases and loans for which payments are more than 90 days past due (“non-accrual”), or, in the case of future payment card receivables, when no payments have been received in 60 days. As of June 30, 2009 and December 31, 2008, the Fund had $9.5 million and $1.2 million, respectively, of commercial finance assets on non-accrual status. Fees from delinquent payments are recognized when received and are included in other income.

Derivative Instruments

The Fund’s debt facilities generally require it to enter into derivative contracts, including interest rate swaps and interest rate caps, to add stability to its financing costs and to manage its exposure to interest rate movements or other identified risks. U.S. GAAP requires recognition of all derivatives at fair value as either assets or liabilities in the Consolidated Balance Sheets. The accounting for subsequent changes in the fair value of these derivatives depends on whether each has been designated and qualifies for hedge accounting treatment. The Fund has elected not to apply hedge accounting, and therefore any changes in the fair value of these derivative instruments is recognized immediately in unrealized gains (losses) on derivatives and hedging activities in the Consolidated Statements of Operations.

LEAF EQUIPMENT FINANCE FUND 4, L.P. AND SUBSIDIARIES

Notes To Consolidated Financial Statements

June 30, 2009

(unaudited)

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES – (Continued)

Transfers of Financial Assets

In connection with establishing its debt facilities with its banks, the Fund has formed bankruptcy remote special purpose entities through which the financings are arranged. The Fund’s transfers of assets to these special purpose entities do not qualify for sales accounting treatment due to certain call provisions that the Fund maintains. Accordingly, assets and related debt of the special purpose entities are included in the Fund’s consolidated balance sheets. The Fund’s leases and restricted cash are assigned as collateral for these borrowings and there is no further recourse to the general credit of the Fund. Collateral in excess of these borrowings represents the Fund’s maximum loss exposure.

Comprehensive Loss

Comprehensive loss includes net loss and all other changes in the equity of a business during a period from transactions and other events and circumstances from non-owner sources. These changes, other than net loss are referred to as “other comprehensive income (loss)” and for the Fund only includes the Fund’s share of unrealized gains on hedging contracts held by affiliates that the Fund accounted for under the equity method.

Newly Adopted Accounting Principles

In March 2008, the Fund adopted SFAS 161, “Disclosures about Derivative Instruments and Hedging Activities, an amendment of SFAS 133” (“SFAS 161”). This new standard requires enhanced disclosures for derivative instruments, including those used in hedging activities, which the Fund has included in Note 7. The adoption of SFAS 161 had no impact on the Fund’s consolidated financial statements.

In April 2009, the FASB issued SFAS 165, “Subsequent Events,” which establishes general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued or available to be issued. The Fund adopted SFAS 165 for the quarter ended June 30, 2009.

In April 2009, the FASB issued FASB Staff Position FAS 107-1 and APB 28-1, “Interim Disclosures about Fair Value of Financial Instruments” (“FSP FAS 107-1 and APB 28-1”), which amend SFAS 107, “Disclosures about Fair Value of Financial Instruments”, to require disclosures about fair value of financial instruments in interim as well as in annual financial statements. This FSP also amends APB Opinion No. 28, “Interim Financial Reporting” to require those disclosures in summarized financial information at interim reporting periods. The adoption of FSP FAS 107-1 and APB 28-1 had no impact on the Fund’s financial position or results of operations.

Accounting Standards Issued But Not Yet Effective

In June 2009, the FASB issued SFAS 167, “Amendments to FIN 46-R,” which requires a qualitative approach to identifying a controlling financial interest in a VIE, and an ongoing assessment of whether an entity is a VIE and whether an interest in a VIE makes the holder the primary beneficiary of the VIE. SFAS 167 is effective for the Fund beginning January 1, 2010.

LEAF EQUIPMENT FINANCE FUND 4, L.P. AND SUBSIDIARIES

Notes To Consolidated Financial Statements

June 30, 2009

(unaudited)

NOTE 3 – ACQUISITION OF INTERESTS IN POOLS OF LEASE ASSETS

In March 2009, the Fund entered into an agreement with LEAF III to form LEAF Funds JV2, which purchased an interest in LCFF, a variable interest entity, from LEAF Financial.

LCFF commenced operations in May 2008 and operates on a fiscal year ending September 30. LCFF, an entity that LEAF Financial formed to acquire and finance leases and loans it originates, comprised a portfolio of over 2,700 leases and loans as of March 1, 2009. Through February 2009, LCFF sold subordinated notes to unrelated parties. The notes offering closed in February 2009 having raised $9.4 million.

In June 2009, the Fund acquired a pool of 900 lease assets structured as an acquisition of RCF from the Fund’s General Partner, which had acquired RCF in June 2009 from Resource Capital Corporation, an affiliate of the Fund’s General Partner, for the purpose of transferring the same to the Fund. RCF is the borrower under a $100 million revolving line of credit which as a result of this transaction is now available to the Fund (see Note 5). RCF acquires and finances leases and loans originated by LEAF Financial.

The following summarizes the fair value of the assets acquired and liabilities assumed (in thousands):

	LCFF	RCF
Cash	$2,024	$—
Restricted cash	6,713	4,218
Investment in leases and loans	192,528	90,534
Debt	(178,211)	(82,319)
Derivative assets	719	—
Derivative liability	(5,566)	(4,431)
Subordinated notes	(9,355)	—
Due to affiliates	(8,409)	(90)
Accounts payable and accrued expenses	—	(478)
Other assets	1,730	111

Total purchase price for equity interest	2,173	7,545
Cash acquired	(2,024)	—

Total purchase price for equity interest, net of cash acquired	149	7,545
Paydown of due to affiliate balance	7,500	—

Total purchase price, net of cash acquired	7,649	7,545
Cash paid	7,649	4,500

Amount due as of June 30, 2009	$—	$3,045

As part of the LCFF transaction, the Fund repaid $7.5 million of the amount due to affiliates.

At June 30, 2009, included in Due to Affiliates is a $3.0 million note payable related to the RCF transaction. The note payable to the Fund’s General Partner bears interest at LIBOR plus 3% and matures on September 30, 2009. The balance of the note was repaid in August 2009.

LEAF EQUIPMENT FINANCE FUND 4, L.P. AND SUBSIDIARIES

Notes To Consolidated Financial Statements

June 30, 2009

(unaudited)

NOTE 4 – INVESTMENT IN COMMERCIAL FINANCE ASSETS

The Fund’s investment in commercial finance assets, net, consists of the following (in thousands):

	June 30, 2009		December 31, 2008
Direct financing leases	$128,322		$3,025
Loans	241,506		8,700
Other financings (a)	6,281		3,779

	376,109		15,504
Allowance for credit losses	(3,225)		(570)

	$372,884	(b)	$14,934	(b)

(a)	Other equipment financings includes operating leases and future payment card receivables.

(b)	The above table does not include the Fund’s share of commercial finance assets held by LEAF Funds JV1, of which the Fund owns a 49% interest. As of June 30, 2009, LEAF Funds JV1 owns approximately $148 million of direct financing leases, operating leases and loans, of which the Fund’s pro-rata (49%) share was approximately $73 million.

The components of direct financing leases and loans are as follows (in thousands):

	June 30, 2009		December 31, 2008
	Direct Financing Leases	Loans	Direct Financing Leases	Loans
Total future minimum payments	$143,127	$285,649	$3,404	$9,312
Unearned income	(15,426)	(40,033)	(458)	(531)
Residuals, net of unearned residual income	1,299	—	105	—
Security deposits	(678)	(4,110)	(26)	(81)

	$128,322	$241,506	$3,025	$8,700

The following is a summary of the Fund’s allowance for credit losses (in thousands):

	Three Months Ended June 30, 2009	Six Months Ended June 30, 2009
Allowance for credit losses, beginning of period	$1,302	$570
Provision for credit losses	2,089	3,032
Charge-offs	(249)	(460)
Recoveries	83	83

Allowance for credit losses, end of period	$3,225	$3,225

LEAF EQUIPMENT FINANCE FUND 4, L.P. AND SUBSIDIARIES

Notes To Consolidated Financial Statements

June 30, 2009

(unaudited)

NOTE 5 – BANK DEBT

Borrowings outstanding under our debt facilities were as follows (in thousands):

			As of June 30, 2009
	Type	Maturity	Amount of Facility	Outstanding Balance (1)	Amount Available (2)	Interest rate per annum adjusted for swaps (3)	December 31, 2008 Outstanding Balance
Wells Fargo	Revolving	Feb 2012	$75,000	$60,000	$15,000	4.4%	$—
Morgan Stanley	Term	(4)	178,528	178,528	—	5.0%	—
HVB	Revolving	(4)	100,000	82,319	17,681	5.9%	—

			$353,528	$320,847	$32,681		$—

(1)	Collateralized by specific leases and loans and related equipment. As of June 30, 2009, $338 million of leases and loans and $12 million of restricted cash were pledged as collateral under the Fund’s credit facilities.

(2)	Availability under these debt facilities is subject to having sufficient eligible leases or loans (as defined in the respective agreements) to pledge as collateral and compliance with the borrowing base formula.

(3)	To mitigate fluctuations in interest rates, the Fund entered into interest rate swap and cap agreements. The interest rate swap agreements terminate on various dates and fix the LIBOR-component of the interest rate. This rate reflects the weighted average fixed rate.

(4)	The Morgan Stanley facility matures in November 2009 and the HVB facility matures in March 2010. If these facilities are not extended at the time of maturity, the Fund would not be required to make full repayment at that time. Rather, the Fund would repay the outstanding debt as payments are received on the underlying leases and loans pledged as collateral.

In February 2009, the Fund entered into a $75 million revolving line of credit with Wells Fargo Foothill, LLC. Interest on this facility is calculated at LIBOR plus a variable margin (4.1% at June 30, 2009). Interest and principal are due monthly as payments are received on the leases and loans collateralizing the borrowings. The Fund is subject to financial covenants under this facility including minimum tangible net worth, maximum leverage ratios and portfolio delinquency that are intended to measure the Fund’s financial viability, limit the amount the Fund can borrow based on measuring its debt to net worth and measure performance of its portfolio. In addition, the Fund’s debt facilities include financial covenants covering LEAF Financial, an affiliate of its General Partner and the servicer of its portfolio. These covenants exist to provide the lender with information about the financial viability of the entity that services its portfolio. These covenants are similar in nature to the covenants discussed above that are applicable to the Fund, and are related to such things as its servicer’s minimum tangible net worth, maximum leverage ratios, managed portfolio delinquency and compliance of the debt terms of all of LEAF Financial’s managed entities. As of June 30, 2009, the Fund is in compliance with the covenants under this facility.

In March 2009, the Fund acquired an ownership interest in LCFF, who has a credit facility with Morgan Stanley Bank. Interest and principal payments are due monthly. LCFF is subject to financial covenants under this facility that are similar to those discussed above with respect to the Fund’s Wells Fargo Foothill facility. In addition, this facility includes a covenant related to the tangible net worth of RAI, the parent company of the Fund’s General Partner, which required RAI to maintain a tangible net worth of $125 million. As of March 31, 2009, RAI’s tangible net worth was $118 million. The Fund entered into an amendment and waiver agreement with Morgan Stanley dated July 14, 2009. This agreement lowered RAI’s minimum tangible net worth threshold and irrevocably waives any covenant failures that would have resulted from RAI’s tangible net worth being below the previous threshold. In exchange, the Fund has agreed not to make any additional borrowings under this agreement and the existing amounts outstanding shall be due monthly as payments are received on the lease and

LEAF EQUIPMENT FINANCE FUND 4, L.P. AND SUBSIDIARIES

Notes To Consolidated Financial Statements

June 30, 2009

(unaudited)

NOTE 5 – BANK DEBT – (Continued)

loan receivables collateralizing the borrowings. In addition, excess cash received from the payment of leases and loans by obligors shall be used to repay the principal amount owing under this line of credit. In consideration for these modifications, certain covenants were modified or eliminated, including the elimination of all overconcentration limits and borrowing base events of default, the Fund does not owe any additional unused fees all breakage fees and prepayment premiums have been removed from the agreement, and the interest rate for the remaining balance will be calculated at LIBOR plus 3.00% (previously LIBOR plus 1.15%). As of June 30, 2009, the Fund is in compliance with the other covenants under this facility.

The Fund acquired RCF in June 2009. RCF has a $100 million secured revolving credit facility with Bayerische Hypo-Und Vereinsbank AG (“HVB”) to finance the purchase of equipment leases and loans. Borrowings under this facility bear interest at one of the two rates determined by asset class: Pool A- one month LIBOR plus 1.10 % or Pool B- one month LIBOR plus 0.80%. The Fund utilizes interest rate swaps on this facility to mitigate fluctuations in interest rates. RCF is subject to financial covenants under this facility that are similar to those discussed above with respect to the Fund’s Wells Fargo Foothill facility. RCF is in compliance with the covenants under this facility.

Debt repayments

Annual principal payments on the Fund’s aggregate borrowings over the next five years ended June 30 and thereafter, are as follows (in thousands):

2010	$132,801
2011	61,890
2012	62,978
2013	28,852
2014	13,737
Thereafter	20,589

$320,847

NOTE 6 – SUBORDINATED NOTES PAYABLE

LCFF offered 8.25% secured recourse promissory notes (the “Notes”). The Notes have a six-year term, are recourse to LCFF and require interest only payments until their maturity in February 2015. The Notes are subordinated to the Morgan Stanley bank debt. LCFF may call or redeem the Notes, in whole or in part, at any time during the interest only period. This offering closed in February 2009 having raised $9.4 million.

LEAF EQUIPMENT FINANCE FUND 4, L.P. AND SUBSIDIARIES

Notes To Consolidated Financial Statements

June 30, 2009

(unaudited)

NOTE 7 – DERIVATIVE INSTRUMENTS – (Continued)

The majority of the Fund’s assets and liabilities are financial contracts with fixed and variable rates. Any mismatch between the repricing and maturity characteristics of the Fund’s assets and liabilities exposes it to interest rate risk when interest rates fluctuate. For example, the Fund’s assets are structured on a fixed-rate basis, but since funds borrowed through warehouse facilities are obtained on a floating-rate basis, the Fund is exposed to a certain degree of risk if interest rates rise, which in turn will increase the Fund’s borrowing costs. In addition, when the Fund acquires assets, it bases its pricing in part on the spread it expects to achieve between the interest rate it charges its customers and the effective interest cost the Fund will pay when it funds those loans. Increases in interest rates that increase the Fund’s permanent funding costs between the time the assets are originated and the time they are funded could narrow, eliminate or even reverse this spread.

To manage interest rate risk, the Fund employs a hedging strategy using derivative financial instruments such as interest rate swaps and caps. The Fund has elected not to apply hedge accounting; therefore, changes in the fair value of those derivatives are recorded directly to earnings as they occur. The Fund does not use derivative financial instruments for trading or speculative purposes. The Fund manages the credit risk of possible counterparty default in these derivative transactions by dealing exclusively with counterparties with investment grade ratings. The Fund has agreements with certain of its derivative counterparties that contain a provision where if the Fund defaults on any of its indebtedness, including default where repayment of the indebtedness has not been accelerated by the lender, then the Fund could also be declared in default on its derivative obligations. The Fund has agreements with certain of its derivative counterparties that incorporates the loan covenant provisions of the Fund’s indebtedness with a lender affiliate of the derivative counterparty. Failure to comply with the loan covenant provisions would result in the Fund being in default on any derivative instrument obligations covered by the agreement. As of June 30, 2009, the fair value of derivatives in a net liability position, which excludes any adjustment for nonperformance risk, related to these agreements was $9.4 million. As of June 30, 2009, the Fund has not posted any collateral related to these agreements. If the Fund had breached any of these provisions at June 30, 2009, it could have been required to settle its obligations under the agreements at their termination value of $9.4 million.

There can be no assurance that the Fund’s hedging strategies or techniques will be effective, that profitability will not be adversely affected during any period of change in interest rates or that the costs of hedging will not exceed the benefits.

At June 30, 2009, the Fund had 34 interest rate swap agreements that terminate on various dates ranging from November 2009 to November 2017, and 11 interest rate cap agreements that terminate on various dates ranging from June 2011 to February 2016. The following tables present the fair value of the Fund’s derivative financial instruments as well as their classification on the Consolidated Balance Sheets as of June 30, 2009 and on the Consolidated Statements of Operations for the three and six months ended June 30, 2009 (in thousands):

Fair Value of Derivative Instruments as of June 30, 2009

	Notional Amount	Balance Sheet Location	Fair Value
Derivatives not designated as hedging instruments under SFAS 133
Interest rate cap contracts	$82,789	Derivative assets at fair value	$943
Interest rate swap contracts	202,705	Derivative liabilities at fair value	(9,174)

	$285,494

LEAF EQUIPMENT FINANCE FUND 4, L.P. AND SUBSIDIARIES

Notes To Consolidated Financial Statements

June 30, 2009

(unaudited)

NOTE 7 – DERIVATIVE INSTRUMENTS

The Effect of Derivative Instruments on the Consolidated Statements of Operations

	Notional Amount	Statement of Operations Location	Three Months Ended June 30, 2009	Six Months Ended June 30, 2009
Derivatives not designated as hedging instruments under SFAS 133
Interest rate cap contracts	$82,789	Gains on derivative hedging activities	$1,331	$727
Interest rate swap contracts	202,705	Gains on derivative hedging activities	595	256

	$285,494		$1,926	$983

NOTE 8 – FAIR VALUE MEASUREMENT

For cash, receivables and payables, the carrying amounts approximate fair values because of the short term maturity of these instruments. The carrying value of debt approximates fair market value since interest rates approximate current market rates.

It is not practicable for the Fund to estimate the fair value of the Fund’s loans. They comprise a large number of transactions with commercial customers in different businesses, and may be secured by liens on various types of equipment and may be guaranteed by third parties and cross-collateralized. Any difference between the carrying value and fair value of each transaction would be affected by a potential buyer’s assessment of the transaction’s credit quality, collateral value, guarantees, payment history, yield, term, documents and other legal matters, and other subjective considerations. Value received in a fair market sale of a transaction would be based on the terms of the sale, the Fund’s and the buyer’s views of economic and industry conditions, the Fund’s and the buyer’s tax considerations, and other factors.

Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants in the principal or most advantageous market for the asset or liability at the measurement date (exit price). U.S. GAAP establishes a fair value hierarchy which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The fair value hierarchy gives the highest priority to quoted prices (unadjusted) in active markets for identical assets or liabilities (level 1) and the lowest priority to unobservable inputs (level 3). The level in the fair value hierarchy within which the fair value measurement in its entirety falls is determined based on the lowest level input that is significant to the measurement in its entirety.

LEAF EQUIPMENT FINANCE FUND 4, L.P. AND SUBSIDIARIES

Notes To Consolidated Financial Statements

June 30, 2009

(unaudited)

NOTE 8 – FAIR VALUE MEASUREMENT – (Continued)

•	Level 1 – Quoted prices in active markets for identical assets and liabilities that the reporting entity has the ability to access at the measurement date.

•

Level 2 – Observable inputs other than quoted prices included within Level 1, such as quoted prices for similar assets or liabilities in active markets or quoted prices for identical assets or liabilities in inactive markets.

•

Level 3 – Unobservable inputs that reflect the entity’s own assumptions about the assumptions that market participants would use in the pricing of the asset or liability and are consequently not based on market activity, but rather through particular valuation techniques.

As discussed in Note 7, the Fund employs a hedging strategy to manage exposure to the effects of changes in market interest rates. All derivatives are recorded on the Balance Sheets at their fair value as either assets or liabilities. Because the Fund’s derivatives are not listed on an exchange, these instruments are valued by a third-party pricing agent using an income approach and utilizing models that use as their primary basis readily observable market parameters. This valuation process considers factors including interest rate yield curves, time value, credit factors and volatility factors. Although the Fund has determined that the majority of the inputs used to value its derivatives fall within Level 2 of the fair value hierarchy, the credit valuation adjustments associated with its derivatives utilize Level 3 inputs, such as estimates of current credit spreads to evaluate the likelihood of default by itself and its counterparties. However, as of June 30, 2009, the Fund has assessed the significance of the impact of the credit valuation adjustments on the overall valuation of its derivative positions and has determined that the credit valuation adjustments are not significant to the overall valuation of its derivatives. As a result, the Fund has determined that its derivative valuations in their entirety are classified in Level 2 of the fair value hierarchy.

Assets and liabilities measured at fair value on a recurring basis include the following as of June 30, 2009 (in thousands):

	Fair Value Measurements Using			Assets (Liabilities)
	Level 1	Level 2	Level 3	At Fair Value
Interest rate caps	$—	$943	$—	$943
Interest rate swaps	$—	$(9,174)	$—	$(9,174)

LEAF EQUIPMENT FINANCE FUND 4, L.P. AND SUBSIDIARIES

Notes To Consolidated Financial Statements

June 30, 2009

(unaudited)

NOTE 9 – CERTAIN RELATIONSHIPS AND TRANSACTIONS WITH AFFILIATES

The Fund relies on the General Partner and its affiliates to manage the Fund’s operations and pays the General Partner or its affiliates fees to manage the Fund. The following is a summary of fees and costs of services and materials charged by the General Partner or its affiliates (in thousands):

	Three Months Ended June 30, 2009	Six Months Ended June 30, 2009
Acquisition fees	$553	$1,457
Management fees	905	1,473
Administrative expenses	660	1,029
Organization and offering expense allowance	647	1,131
Underwriting fees	2,099	3,684

Acquisition Fees. The Fund pays an affiliate of the General Partner a fee for assisting the Fund in acquiring equipment subject to existing equipment leases equal to up to 2% of the purchase price the Fund pays for the equipment or portfolio of equipment subject to existing equipment financing.

Management Fees. LCFF pays the General Partner a subordinated annual asset management fee equal to 1% of assets under management for managing LCFF’s assets, or, if less, a management fee that is reasonably competitive, and would customarily be paid to non-affiliated third-parties rendering similar services. For all other leases and loans, the Fund pays the General Partner a subordinated annual asset management fees equal to 4% or 2% of gross rental payments for operating leases, or full payout leases, respectively, or a competitive fee, whichever is less. During the Fund’s five-year investment period, management fees will be subordinated to the payment to the Fund’s limited partners of a cumulative annual distribution of 8.5% of their capital contributions, as adjusted by distributions deemed to be a return of capital.

Administrative Fees. The Fund reimburses the General Partner and its affiliates for certain costs of services and materials used by or for the Fund except those items covered by the above-mentioned fees.

Organization and Offering Expense Allowance. The Fund pays the General Partner and Chadwick Securities, Inc. (“Chadwick”), a wholly owned subsidiary of RAI, an organization and offering expense allowance based on a sliding scale of the offering proceeds raised. This amount includes reimbursement to Chadwick to use for the selling dealers’ bona fide accountable due diligence expenses of up to 0.5% of the proceeds of each unit sold by them. These charges were recorded by the Fund as offering costs related to the sale of partnership units.

Chadwick is paid an underwriting fee of 3% of the offering proceeds for obtaining and managing the group of selling broker-dealers who sold the units in the offering. Chadwick also receives sales commissions of 7% of the proceeds of each unit that they sold. Chadwick did not sell any units and did not retain sales commissions through June 30, 2009.

Due to Affiliates. Due to affiliates includes amounts due to the General Partner related to acquiring and managing portfolios of equipment from its General Partner, management fees and reimbursed expenses.

LEAF EQUIPMENT FINANCE FUND 4, L.P. AND SUBSIDIARIES

Notes To Consolidated Financial Statements

June 30, 2009

(unaudited)

NOTE 10 – SUBSEQUENT EVENTS

The Fund has evaluated subsequent events through August 14, 2009, the date which these financial statements were issued and filed with the SEC, and determined that there have not been any events that have occurred that would require adjustments to or disclosure in the unaudited consolidated financial statements.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Member

LEAF Asset Management, LLC

We have audited the accompanying balance sheets of LEAF Asset Management, LLC (a Delaware Corporation and wholly owned subsidiary of Resource America, Inc.) as of September 30, 2008 and 2007 and the related statements of operations, member’s equity and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America as established by the American Institute of Certified Public Accountants. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of LEAF Asset Management, LLC (a Delaware Corporation) as of September 30, 2008 and 2007 and the related results of its operations and cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ Grant Thornton LLP

Philadelphia, Pennsylvania

May 11, 2009

LEAF Asset Management, LLC

Balance Sheets

September 30,

(in thousands)

	2008	2007
ASSETS
Cash	$74	$40
Due from sponsored affiliates	7,151	320
Due from affiliates	3,911	1,472
Investment in sponsored affiliate	796	992

	$11,932	$2,824

LIABILITIES AND MEMBER’S EQUITY
LIABILITIES
Other liabilities	$218	$14

MEMBER’S EQUITY
Member’s capital	1,000	1,000
Retained earnings	10,846	1,810
Accumulated other comprehensive loss	(132)	—

Total Member’s Equity	11,714	2,810

	$11,932	$2,824

The accompanying notes are an integral part of these financial statements.

LEAF Asset Management, LLC

Statements of Operations

For the years ended September 30,

(in thousands)

	2008	2007
Revenues:
Management fees	$7,408	$877
Organization and offering fees	1,785	912
Equity losses on investments in sponsored affiliates	(157)	(13)
Other income	1	36

	9,037	1,812
Expenses:
General and administrative expenses	1	5

Net income	$9,036	$1,807

The accompanying notes are an integral part of these financial statements.

LEAF Asset Management, LLC

Statements of Member’s Equity

For the years ended September 30,

(in thousands)

	Member’s Capital	Retained Earnings	Accumulated Other Comprehensive Loss	Total	Comprehensive Income (Loss)
Balance at October 1, 2006	$1,000	$3	$—	$1,003
Net income	—	1,807	—	1,807

Balance at September 30, 2007	1,000	1,810	—	2,810
Net income	—	9,036	—	9,036	$9,036
Other comprehensive loss	—	—	(132)	(132)	(132)

Balance at September 30, 2008	$1,000	$10,846	$(132)	$11,714	$8,904

The accompanying notes are an integral part of this financial statement.

LEAF Asset Management, LLC

Statements of Cash Flows

For the years ended September 30,

(in thousands)

	2008	2007
Cash flows from operating activities:
Net income	$9,036	$1,807
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Equity losses on investments in sponsored affiliates	157	13
Increase in due from sponsored affiliates	(6,831)	(320)
Increase in due from affiliates	(2,439)	(1,378)
Decrease in accrued expenses	—	(97)

Net cash (used in) provided by operating activities	(77)	25

Cash flows from investing activities:
Investment in sponsored affiliates	(1)	(1,000)
Distributions from sponsored affiliates	112	11

Net cash provided by (used in) investing activities	111	(989)

Increase (decrease) in cash	34	(964)
Cash, beginning of year	40	1,004

Cash, end of year	$74	$40

The accompanying notes are an integral part of these financial statements.

LEAF Asset Management, LLC

Notes to Financial Statements

September 30, 2008

NOTE 1 – ORGANIZATION AND NATURE OF BUSINESS

LEAF Asset Management, LLC (the “Company”) is a Delaware Corporation and a wholly owned subsidiary of Resource America, Inc. (“RAI”). RAI is a publicly-traded company (NASDAQ: REXI) operating in financial fund management, commercial finance and real estate segments. As a result, the financial position, results of operations and cash flows presented herein may not be indicative of the financial position, results of operations and cash flows that may have occurred if the Company was not an indirect wholly-owned subsidiary of RAI.

The Company was formed to act as the general partner of equipment finance limited partnerships, sponsored by LEAF Financial Corporation, a majority owned subsidiary of RAI. The Company’s investment entities include:

•

LEAF Equipment Leasing Income Fund III, L.P. (“LEAF III”), which commenced operations in March 2007, raised $120.0 million. The Company owns a 1.0% general partnership interest and a 1.0% limited partnership interest in LEAF III.

•

LEAF Equipment Finance Fund 4, L.P. (“LEAF 4”), which commenced operations in September 2008. Fund 4 is in its offering stage and is authorized to raise gross offering proceeds of up to $200.0 million. The Company contributed $1,000 in exchange for a 1% general partnership interest.

LEAF III and LEAF 4 are hereinafter referred to collectively as the “Sponsored Affiliates”.

The Sponsored Affiliates acquire leases and secured loans from LEAF Financial Corporation and its subsidiaries, affiliates of the Company. The primary objective of the Sponsored Affiliates is to invest the net proceeds raised from the sale of limited partnership units in equipment and portfolios of equipment subject to existing equipment leases and secured loans in order to generate regular cash distributions to the limited partners over the life of the Sponsored Affiliates.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Investments in Sponsored Affiliates

The Company accounts for its investments in the Sponsored Affiliates under the equity method in accordance with Accounting Principles Board (“APB”) Opinion No. 18, “The Equity Method of Accounting for Investments in Common Stock,” since the Company has the ability to exercise significant influence over the operating and financial decisions of these entities. The Company’s general and limited partner interests in these partnerships range from approximately 1% to 5%. These entities are not consolidated in the accompanying financial statements since the Company has less than a 50% ownership interest in them and the limited partners have the ability to remove the Company as the general partner.

LEAF Asset Management, LLC

Notes to Financial Statements

September 30, 2008

(Continued)

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES – Continued

Investments in Sponsored Affiliates – Continued

Summarized data for LEAF III is presented below (unaudited, in thousands):

	September 30.
	2008	2007
Assets	$759,214	$328,479

Liabilities	$683,566	$287,046
Partners’ capital	75,648	41,433

Total Liabilities and Partners’ Capital	$759,214	$328,479

	Years Ended September 30,
	2008	2007
Revenues	$62,886	$7,432
Expenses	74,579	7,922

	(11,693)	(490)
Equity in earnings of affiliate	1,812	—

Net loss	$(9,881)	$(490)

Summarized data for LEAF 4 is presented below (unaudited, in thousands):

	September 30, 2008
Assets	$12,505

Liabilities	$1,409
Partners’ capital	11,096

Total Liabilities and Partners’ Capital	$12,505

	Year Ended September 30, 2008
Revenues	$3
Expenses	1

Net income	$2

LEAF Asset Management, LLC

Notes to Financial Statements

September 30, 2008

(Continued)

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES – Continued

Reclassifications

Certain reclassifications have been made to the fiscal 2007 Combined Financial Statements to conform to the fiscal 2008 presentation. Certain balances included in Investments in Sponsored Affiliates have negative carrying values and were reclassified to the liability section of the Balance Sheets. This reclassification had no impact on net income.

Concentration of Credit Risk

Financial instruments which potentially subject the Company to concentrations of credit risk consist of excess cash. The Company deposits its excess cash in high-quality short-term money market instruments with high-quality financial institutions. At September 30, 2008, the Company had deposits of $74,000 in one financial institution, all of which was covered by the $250,000 insurance limit of the Federal Deposit Insurance Company (“FDIC”). No losses have been experienced on such deposits.

For the years ended September 30, 2008 and 2007, LEAF III accounted for 98% and 100% of the Company’s revenue, respectively.

Revenue Recognition

The Company records management fees to service leases and loans at the time the service is performed. The Company receives servicing fees ranging from 2% to 4% of gross rental payments received.

Comprehensive Income (Loss)

Comprehensive income (loss) includes net income and all other changes in the equity of a business during a period from transactions and other events and circumstances from non-owner sources. These changes, other than net income are referred to as “other comprehensive income (loss).” Other comprehensive loss includes the company’s share of unrealized gains (loss) on hedging contracts held by the Sponsored Affiliates that the Company accounts for under the equity method.

Income Taxes

Because the Company is a single member limited liability company and a disregarded entity for tax purposes, Federal and state income tax laws provide that the income or losses of the Company are reportable by the Member on its corporate tax returns. Accordingly, no such provision has been made to the accompanying financial statements. If the Company were to compute income tax expense on a separate return basis, the Company would have a tax provision of $3.2 million and $632,000 for the years ended September 30, 2008 and 2007, respectively, and would have no deferred tax assets and liabilities.

NOTE 3 – CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The Company or its affiliates receive fees to manage the Sponsored Affiliates’ operations.

The Company received an organization and offering (“O&O”) allowance of 3% on offering proceeds raised in LEAF III. In LEAF 4, the O&O allowance varies depending on the level of offering proceeds raised. The fee is 3% on the first $50 million, then 2.5% on the next $50 million, and 1.5% on the last $100 million of proceeds raised.

LEAF Asset Management, LLC

Notes to Financial Statements

September 30, 2008

(Continued)

NOTE 3 – CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS – Continued

Chadwick Securities, Inc. (“Chadwick”), a wholly owned subsidiary of RAI, receives a fee of up to 0.5% of the proceeds of each unit sold by them to use for the selling dealers’ bona fide accountable due diligence expenses. These charges will be recorded by the Sponsored Affiliates as offering costs related to the sale of limited partnership units on the statements of changes in partners’ capital in the Sponsored Affiliates’ financial statements.

Chadwick receives an underwriting fee of up to 3% of the offering proceeds for obtaining and managing the group of selling broker-dealers who will sell the Fund’s units in the offering. Chadwick also receives sales commissions of 7% of the proceeds of each unit that Chadwick sells.

The Company or its affiliates will receive a fee for assisting the Sponsored Affiliates in acquiring equipment for lease and portfolios of equipment subject to existing equipment leases and secured loans equal to 2% of the Fund’s purchase price.

The Company receives a subordinated annual management fee equal to 4% of gross rental payments for operating leases, as defined in the Sponsored Affiliates’ partnership agreements, or 2% of gross rental payments for full payout leases, or a competitive fee, whichever is less. An operating lease is one in which the aggregate noncancellable rental payments during the initial term of the lease, on a net present value basis, are not sufficient to recover the purchase price of the equipment. A full payout lease is one in which the gross rental payments, on a net present value basis, are at least sufficient to recover the purchase price of the equipment.

During the Sponsored Affiliates’ five-year investment periods, the management fee will be subordinated to the payment to the Sponsored Affiliates’ limited partners of a cumulative annual distribution of 8.5% of their capital contributions, as adjusted by distributions deemed to be a return of capital.

The Company or its affiliates receive a subordinated commission equal to one-half of a competitive commission, up to a specified maximum percent of the contract sales price, for arranging the sale of the Sponsored Affiliates’ equipment after the expiration of a lease. The specified maximum percent is 3% and 2% for LEAF III and LEAF 4, respectively. This commission is subordinated to the payment to the limited partners of a cumulative 8.5% annual return on their capital contributions, as adjusted by distributions deemed to be return of capital.

The Company or its affiliates are reimbursed by the Sponsored Affiliates for certain costs of services and materials used by or for the Sponsored Affiliates except those items covered by the above-mentioned fees.

The Company or its affiliates receive a commission equal to the lesser of a competitive rate or 2% of gross rental payments derived from any re-lease of equipment, payable as the Sponsored Affiliates receive rental payments from re-lease. The Sponsored Affiliates will not, however, pay a re-lease commission if the re-lease is with the original lessee or its affiliates

Certain individuals employed by RAI and its subsidiaries perform management and administrative services for the Company. LEAF Financial Corporation leases office space that is utilized by the Company. No allocation of salary and benefits or rent expense has been charged to the Company since its formation.

Due from Sponsored Affiliates represents amounts due to the Company related to selling and servicing portfolios of equipment, management fees and reimbursed expenses.

Due from affiliates represents amounts paid to LEAF Financial Corporation.

Investment in Sponsored Affiliate of $796,000 and $992,000 at September 30, 2008 and 2007, respectively, represent the Company’s limited partner interest in LEAF III.

LEAF Asset Management, LLC

Notes to Financial Statements

September 30, 2008

(Continued)

NOTE 3 – CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS – Continued

Included in Other Liabilities is $218,000 and $14,000 as of September 30, 2008 and 2007, respectively, representing the Company’s general partner interest in the Sponsored Affiliates.

APPENDIX SB

Prior Performance Tables

The following Tables I, II, III and IV, which are unaudited, update and replace the tables of Appendix B to the prospectus with respect to Lease Equity Appreciation Fund I, L.P. (“LEAF I”), Lease Equity Appreciation Fund II, L.P. (“LEAF II”) and LEAF Equipment Leasing Income Fund III, L.P. (“LEAF III”) as of June 30, 2009. LEAF I and LEAF II are previous public equipment leasing programs sponsored by LEAF Financial, an affiliate of our general partner, which also serves as the general partner of LEAF I and LEAF II. Our general partner, LEAF Asset Management, LLC, an affiliate of LEAF Financial, also serves as the general partner of LEAF III, a previous public equipment leasing program sponsored by our general partner. Buying a unit in us will not give you any ownership interest in LEAF I, LEAF II or LEAF III, and you should not assume that you will experience investment results or returns, if any, comparable to those of investors in LEAF I, LEAF II and LEAF III. During the third and fourth quarters of the year ended December 31, 2007, LEAF I and LEAF II recorded adjustments to the valuation of certain leases. The Fund has determined that these adjustments are not material to those periods, as they had no impact on cash available for distribution to investors, a metric that management believes to be important to the Fund’s investors. Accordingly, the Fund has recorded these adjustments in the three month period ended March 31, 2008. The effect of these adjustments is described in note 4 to Table III for LEAF I and LEAF II.

TABLE I

The following table sets forth certain information, as of June 30, 2009, concerning the experience of LEAF Financial, an affiliate of our general partner and the general partner of LEAF I and LEAF II, and our general partner, which also serves as the general partner of LEAF III, in raising and investing limited partners’ funds in previous public equipment leasing programs. Dollar amounts are shown in thousands.

	LEAF I		LEAF II		LEAF III
Date offering closed	08/15/04		10/13/06		4/24/08
Dollar amount offered	$50,000	100%	$60,000	100%	$120,000	100%

Dollar amount raised	$17,061	100%	$59,864	100%	$119,620	100%
Less: Offering expenses
Sales commissions	$1,285	7.53%	$4,067	6.79%	$8,205	6.86%
Underwriting fees	$321	1.88%	$1,764	2.95%	$3,503	2.93%
Organization and offering expenses paid to general partner or its affiliates	$512	3.00%	$2,095	3.50%	$3,591	3.00%
Reserves	$299	1.75%	$519	0.87%	$1,043	0.87%

Offering proceeds available for investment	$14,645	85.84%	$51,418	85.89%	$103,278	86.34%

Debt proceeds	$72,424		$202,844		$546,503
Total equipment acquired	$295,187		$633,112		$1,155,835
Acquisition fees paid to general partner	$5,484		$8,094		$22,446
Equipment acquisition fees paid to general partner as a percentage of:
Dollar amount raised	32.14%		13.52%		18.76%
Total equipment acquired	1.86%		1.28%		1.94%
Percent invested	85.84%		85.89%		86.34%
Percent leverage	80.93%		77.21%		82.04%
Date offering commenced	8/15/02		12/22/04		2/7/07
Maximum offering period (in months)	24		24		24
Actual offering period (in months)	24		22		14
Months to invest 90% of amount available for investment	14		15		4

Past performance is not necessarily indicative of future performance.

TABLE II

Compensation to the General Partner and Affiliates

Except as otherwise noted below, the following table sets forth certain information, as of June 30, 2009, concerning the compensation derived by LEAF Financial, an affiliate of our general partner and the general partner of LEAF I and LEAF II, and our general partner, which also serves as the general partner of LEAF III, from previous public equipment leasing programs. All amounts presented are cumulative from the beginning of the offering of each program to June 30, 2009. Dollar amounts are shown in thousands.

	LEAF I	LEAF II	LEAF III
Date offering commenced	8/15/02	12/22/04	2/7/07
Date offering closed	8/15/04	10/13/06	4/24/08
Dollar amount raised	$17,061	$59,864	$119,621

The following information is as of June 30, 2009
Amounts paid to general partner and its affiliates from offering proceeds:
Underwriting commissions	$321	$1,764	$3,503

Organization and offering expense reimbursements	$512	$2,095	$3,591

Acquisition fees	$5,484	$8,094	$22,446

Dollar amount of cash generated from operations before deducting payments/accruals to general partner and affiliates	$18,729	$46,249	$57,811

Amounts paid or accrued to general partner and its affiliates from operations:
Acquisition fees	$5,484	$8,094	$22,446

Management fees	$5,439	$10,842	$13,751

Administrative expense reimbursements	$4,404	$6,714	$11,216

[THE REST OF THIS PAGE INTENTIONALLY LEFT BLANK]

Past performance is not necessarily indicative of future performance.

TABLE III

Operating Results of Prior Public Programs – LEAF I

The following table summarizes the operating results of Lease Equity Appreciation Fund I, L.P., which was sponsored by LEAF Financial, an affiliate of our general partner, and LEAF Asset Management, Inc., a former subsidiary of LEAF Financial that was merged into LEAF Financial in 2004. The program’s records are maintained in accordance with Generally Accepted Accounting Principles (“GAAP”) for financial statement purposes. No results are shown for 2002, because the program did not conduct any activities, other than holding an escrow account for subscription proceeds, until it achieved its minimum required offering proceeds in March 2003. Dollar amounts are shown in thousands except per unit data.

	2009	2008	2007	2006	2005	2004	2003
Revenues
Net gain (loss) on sales or remarketing of equipment (4)	$291	$1,395	$1,076	$543	$126	$61	$(10)
Gross revenue (4)	4,455	10,659	8,392	7,870	7,578	3,476	983
Less:
Interest expense	(2,274)	(5,625)	(5,025)	(4,550)	(4,344)	(1,874)	(321)
Depreciation expense	(217)	(352)	(322)	(617)	(821)	(343)	(168)
Management fees - general partner	(569)	(1,309)	(1,200)	(1,064)	(840)	(384)	(73)
Administrative expense reimbursement - general partner	(626)	(1,102)	(479)	(565)	(555)	(482)	(595)
General and administrative	(767)	(1,359)	(1,411)	(520)	(476)	(309)	(207)
Provision for bad debts (2)(4)	(1,095)	(2,939)	(1,282)	(910)	(1,352)	(395)	(5)

Net (loss) income – GAAP	(802)	(632)	(251)	187	(684)	(250)	(396)

Net (loss) income – GAAP – allocable to limited partners	(794)	(626)	(249)	186	(677)	(247)	(392)

Taxable (loss) income from operations (1)(3)	n/a	(1,783)	(382)	321	(1,218)	(2,163)	(203)

Cash provided by (used in) operating activities	629	5,174	1,832	3,226	526	2,146	(161)
Cash provided by (used in) investing activities	15,899	1,878	(12,999)	(6,377)	(29,051)	(30,867)	(24,713)
Cash (used in) provided by financing activities	(15,971)	(5,613)	8,976	5,630	30,808	30,979	26,383

Cash generated from (used by) operations, sales, and refinancing	557	1,439	(2,191)	2,479	2,283	2,258	1,509
Less:
Cash distributions to investors from operations, sales and refinancing	683	1,720	1,518	1,374	1,374	968	475
Cash distributions to general partner from operations, sales and refinancing	7	17	16	14	14	10	5

Cash generated from (used by) operations, sales and refinancing after cash distributions	(133)	(298)	(3,725)	1,091	895	1,280	1,029

Tax data and distributions per $1,000 limited partner investment
Federal income tax results:
Taxable (loss) income from operations (1)(3)		(104)	(22)	19	(71)	(158)	(33)
Cash distributions to investors	40	100	88	80	80	71	78
Source (on GAAP basis)
Return of capital	40	100	88	80	80	71	78
Source (on cash basis)
Operations	40	100	88	80	80	71	78
Sales		—	—	—	—	—	—
Refinancing		—	—	—	—	—	—
Other		—	—	—	—	—	—
Weighted average number of limited partnership ($100) units outstanding	171,696	171,746	171,746	171,746	171,746	137,000	61,149

(1)	The difference between Net income – GAAP and Taxable income from operations is because of different methods of calculating depreciation and amortization, the use of the reserve method for providing for possible doubtful accounts under GAAP, and different methods of recognizing revenue on direct finance leases under GAAP that generally are similar to full payout leases as defined under LEAF I’s partnership agreement.

(2)	The program records a provision for bad debts to provide for estimated credit losses in its portfolio. This policy is based on an analysis of the aging of the program’s portfolio, a review of the non-performing receivables and leases, prior collection experience and historical loss experience.

Past performance is not necessarily indicative of future performance.

(3)	Taxable income is not calculated on an interim basis, only at the end of a year.

(4)	During the third and fourth quarters of the year ended December 31, 2007, the Fund recorded adjustments to the valuation of certain leases which had an impact of increasing the reported gains on sale of equipment of $102,000 in the third quarter and reducing the provision of credit losses of $46,000 in the fourth quarter, as well as reducing interest on equipment financings of $10,000 and $15,000 for the third and fourth quarters, respectively. The Fund has determined that these adjustments are not material to those periods as they had no impact on cash available for distribution to investors, a metric that management believes to be important to the Fund’s investors. Accordingly, the Fund has recorded these adjustments in the March 31, 2008 financial statements. The effect of these adjustments for the quarter ended March 31, 2008, which the Fund also determined to not be material to this period, was to reduce net income by $123,000 by increasing the provision for credit losses by $46,000, reducing gain on sale of equipment by $102,000 and increasing interest on equipment financings by $25,000.

TABLE III (Continued)

Operating Results of Prior Public Programs – LEAF II

The following table summarizes the operating results of Lease Equity Appreciation Fund II, L.P., which was sponsored by LEAF Financial, an affiliate of our general partner. The program’s records are maintained in accordance with GAAP. No results are shown for 2004, because the program did not conduct any activities, other than holding an escrow account for subscription proceeds, until it achieved its minimum required offering proceeds in April 2005. Dollar amounts are shown in thousands except per unit data.

	2009	2008	2007	2006	2005
Revenues
Net gain (loss) on sales or remarketing of equipment (4)	$(150)	$1,730	$1,806	$458	$(5)
Gross revenue (4)	12,566	33,050	33,058	14,430	1,198
Less:
Interest expense	(6,794)	(17,872)	(18,545)	(7,256)	(584)
Depreciation expense	(1,276)	(3,712)	(4,794)	(3,133)	(247)
Management fees - general partner	(1,586)	(3,844)	(3,680)	(1,592)	(140)
Administrative expense reimbursement - general partner	(1,376)	(2,626)	(1,501)	(871)	(340)
General and administrative	(1,575)	(2,998)	(2,385)	(875)	(191)
Provision for bad debts (2)(4)	(4,407)	(11,128)	(5,847)	(1,029)	(130)

Net (loss) income – GAAP	(4,598)	(7,400)	(1,888)	132	(439)

Net (loss) income – GAAP – allocable to limited partners	(4,552)	(7,326)	(1,869)	130	(434)

Taxable (loss) income from operations (1)(3)	n/a	(10,579)	(4,392)	(3,250)	(438)

Cash provided by operating activities	7,122	15,396	9,813	3,656	194
Cash provided by (used in) investing activities	42,259	59,688	(29,157)	(106,543)	(42,349)
Cash (used in) provided by financing activities	(47,123)	(70,368)	10,236	118,688	43,520

Cash generated from (used by) operations, sales, and refinancing	2,258	4,716	(9,108)	15,801	1,365
Less:
Cash distributions to investors from operations, sales and refinancing	2,366	4,778	4,795	2,598	329
Cash distributions to general partner from operations, sales and refinancing	24	48	48	26	3
Cash (used by )generated from operations, sales and refinancing after cash distributions	(132)	(110)	(13,951)	13,177	1,033

Tax data and distributions per $1,000 limited partner investment
Federal income tax results:
Taxable loss from operations (1)(3)		(178)	(73)	(88)	(86)
Cash distributions to investors	40	80	80	70	64
Source (on GAAP basis)
Return of capital	40	80	80	70	64
Source (on cash basis)
Operations	40	80	80	70	64
Sales	—	—	—	—	—
Refinancing	—	—	—	—	—
Other	—	—	—	—	—
Weighted average number of limited partnership ($100) units outstanding	593,221	595,623	599,095	370,349	51,053

(1)

The difference between Net income – GAAP and Taxable income from operations is because of different methods of calculating depreciation and amortization, the use of the reserve method for providing for possible doubtful accounts

Past performance is not necessarily indicative of future performance.

under GAAP, and different methods of recognizing revenue on direct finance leases under GAAP that generally are similar to full payout leases as defined under LEAF II’s partnership agreement.

(2)	The program records a provision for bad debts to provide for estimated credit losses in its portfolio. This policy is based on an analysis of the aging of the program’s portfolio, a review of the non-performing receivables and leases, prior collection experience and historical loss experience.

(3)	Taxable income is not calculated on an interim basis, only at the end of a year.

(4)	During the third and fourth quarters of the year ended December 31, 2007, the Fund recorded adjustments to the valuation of certain leases which had an impact of increasing the reported gains on sale of equipment of $179,000 in the third quarter and reducing the provision of credit losses of $57,000 in the fourth quarter, as well as reducing interest on equipment financings of $20,000 and $30,000 for the third and fourth quarters, respectively. The Fund has determined that these adjustments are not material to those periods as they had no impact on cash available for distribution to investors, a metric that management believes to be important to the Fund’s investors. Accordingly, the Fund has recorded these adjustments in the March 31, 2008 financial statements. The effect of these adjustments for the quarter ended March 31, 2008, which the Fund also determined to not be material to this period, was to reduce net income by $186,000 by increasing the provision for credit losses by $57,000, reducing gain on sale of equipment by $179,000 and increasing interest on equipment financings by $50,000.

TABLE III (Continued)

Operating Results of Prior Public Programs – LEAF III

The following table summarizes the operating results of LEAF Equipment Leasing Income Fund III, L.P., which was sponsored by our general partner. The program’s records are maintained in accordance with GAAP for financial statement purposes. Dollar amounts are shown in thousands except per unit data.

	2009	2008	2007
Revenues
Net gain on sales or remarketing of equipment	$711	$4,394	$643
Gross revenue	34,697	69,694	15,173
Less:
Interest expense	(24,141)	(44,943)	(10,949)
Depreciation expense	(1,908)	(2,484)	(646)
Management fees—general partner	(3,395)	(8,364)	(1,992)
Administrative expense reimbursement - general partner	(3,454)	(7,019)	(743)
General and administrative	(2,970)	(3,804)	(426)
Provision for bad debts (2)	(11,545)	(26,054)	(1,428)
Unrealized loss on derivative hedging activities	(605)	(1,486)	—
Equity in earnings of affiliate		1,812	—
Minority interest	2,690	600	—

Net loss – GAAP	(9,920)	(17,654)	(368)

Net loss – GAAP – allocable to limited partners	(9,821)	(17,477)	(364)

Taxable loss from operations (1)(3)	n/a	(19,683)	(1,481)

Cash provided by operating activities	11,742	7,172	7,808
Cash provided by (used in) investing activities	84,904	126,563	(501,135)
Cash (used in) provided by financing activities	(94,567)	(126,877)	501,213

Cash generated from operations, sales, and refinancing	2,079	6,858	7,886
Less:
Cash distributions to investors from operations, sales and refinancing	5,076	9,113	2,281
Cash distributions to general partner from operations, sales and refinancing	51	92	23

Cash (used by) generated from operations, sales and refinancing after cash distributions	(3,048)	(2,347)	5,582

Tax data and distributions per $1,000 limited partner investment	—
Federal income tax results:	—
Taxable loss from operations (1)(3)		(177)	(39)
Cash distributions to investors	42	82	59
Source (on GAAP basis)
Return of capital	42	82	59
Source (on cash basis)
Operations	42	82	59
Sales	—	—	—
Refinancing	—	—	—
Other	$—	$—	$—
Weighted average number of limited partnership ($100) units outstanding	1,197,433	1,114,102	384,672

Past performance is not necessarily indicative of future performance.

(1)	The difference between Net loss – GAAP and Taxable loss from operations is because of different methods of calculating depreciation and amortization, the use of the reserve method for providing for possible doubtful accounts under GAAP, and different methods of recognizing revenue on direct finance leases under GAAP that generally are similar to full payout leases as defined under LEAF III’s partnership agreement.

(2)	The program records a provision for bad debts to provide for estimated credit losses in its portfolio. This policy is based on an analysis of the aging of the program’s portfolio, a review of the non-performing receivables and leases, prior collection experience and historical loss experience.

(3)	Taxable loss is not calculated on an interim basis, only at the end of a year.

[THE REST OF THIS PAGE INTENTIONALLY LEFT BLANK]

Past performance is not necessarily indicative of future performance.

TABLE IV

The following tables are a summary as of June 30, 2009, of equipment sales and dispositions made by Lease Equity Appreciation Fund I, L.P. (“LEAF I”), Lease Equity Appreciation Fund II, L.P. (“LEAF II”) and LEAF Equipment Leasing Income Fund III, L.P. (“LEAF III”), previous affiliated equipment leasing and finance programs (dollars in thousands).

HISTORICAL DISPOSITION OF PROPERTIES - LEAF I

Type of Equipment	Equipment Cost	Net Book Value	Sale Proceeds	GAAP Gain (Loss)	Gain (Loss) as of Percent of Equipment Cost
Analyzers	$96	$(96)	$—	$(1)	(1%)
ATM Machines	79	(31)	48	9	11%
Audio/Visual Equipment	947	(593)	354	44	5%
Auto Body/Spray Booths	396	(293)	103	32	8%
Automotive	8,820	(5,427)	3,393	202	2%
Broadcasting Equipment	311	(202)	109	4	1%
Building Systems	555	(353)	202	22	4%
Chiropractic Equipment	1,609	(1,346)	263	71	4%
Clinical Lab Equipment	814	(393)	421	45	6%
Commercial Refry Equipment	355	(224)	131	17	5%
Compressor Equipment	41	(35)	6	—	0%
Computer Systems	5,948	(4,591)	1,357	428	7%
Construction Equipment	1,274	(715)	559	91	7%
Containers	20	(3)	17	2	10%
Copiers	2,156	(1,809)	347	(22)	(1%)
Dental Equipment	1,753	(901)	852	76	4%
Desktops	3,426	(3,037)	389	79	2%
Dry-Clean Machines	2,787	(2,259)	528	58	2%
Energy Mngt Sys/Lighting	21	(21)	—	28	133%
Excavation/Load	76	(52)	24	64	84%
Farm Machines	557	(297)	260	12	2%
Faxes	11	(11)	—	(2)	(18%)
Fork Lift/Material HDLG	953	(619)	334	24	3%
Furniture	3,768	(1,876)	1,892	198	5%
General Business Loans	59	(59)	—	5	8%
Global Positioning System	257	(166)	91	1	0%
Heavy Gen Purpose Trucks	100	(100)	—	32	32%
HVAC Equipment	1,067	(908)	159	23	2%
Imaging Systems	157	(133)	24	13	8%
Irrigation Equipment	40	(29)	11	—	0%
Laptops	147	(83)	64	14	10%
Lasers	3,786	(2,955)	831	38	1%
Laundry Equipment	1,734	(964)	770	76	4%
Lawn Care Equipment	48	(48)	—	—	0%
Machine Tools	3,871	(2,663)	1,208	62	2%

Past performance is not necessarily indicative of future performance.

HISTORICAL DISPOSITION OF PROPERTIES - LEAF I (Continued)

Type of Equipment	Equipment Cost	Net Book Value	Sale Proceeds	GAAP Gain (Loss)	Gain (Loss) as of Percent of Equipment Cost
Mailing Machines	436	(225)	211	58	13%
Medical Equipment	8,249	(5,079)	3,170	293	4%
Monitors	245	(176)	69	6	2%
MRI	1,282	(460)	822	47	4%
Other	1,338	(474)	864	228	17%
Other Agricultural Equipment	2,321	(2,081)	240	37	2%
Other Communications	172	(168)	4	(3)	(2%)
Other Computer Equipment	834	(536)	298	105	13%
Other Industrial Equipment	9,596	(6,804)	2,792	402	4%
Other Medical Equipment	511	(411)	100	12	2%
Other Office Equipment	1,542	(1,093)	449	48	3%
Other Restaurant Equipment	75	(13)	62	55	73%
Other Trucks	26	(26)	—	50	192%
Packaging/labeling	219	(179)	40	14	6%
Peripherals, Other	158	(85)	73	4	3%
Photographic Develop Equipment	3,656	(3,166)	490	(24)	(1%)
Pos Systems	350	(163)	187	33	9%
Printers	355	(298)	57	13	4%
Radiology Equipment (X-ray)	2,784	(1,079)	1,705	15	1%
Rehab/Physic/Therapy/Fitness	652	(594)	58	2	0%
Restaurant Equipment	3,089	(2,078)	1,011	123	4%
Routers, Hubs	494	(462)	32	(8)	(2%)
Security Systems	101	(96)	5	(1)	(1%)
Servers	1,295	(1,117)	178	23	2%
Signs	13	(1)	12	1	8%
Software	6,179	(5,264)	915	84	1%
Surveillance Camera/Monitor	760	(328)	432	89	12%
Telecommunications	948	(896)	52	(12)	(1%)
Telephone System	1,419	(1,202)	217	22	2%
Ultrasound	252	(156)	96	9	4%
Water Purification System	326	(167)	159	12	4%

	$97,716	$(68,169)	$29,547	$3,482

Past performance is not necessarily indicative of future performance.

HISTORICAL DISPOSITION OF PROPERTIES - LEAF II

Type of Equipment	Equipment Cost	Net Book Value	Sale Proceeds	GAAP Gain (Loss)	Gain (Loss) as of Percent of Equipment Cost
Analyzers	$20	$269	$289	$42	210%
ATM Machines	121	(110)	11	1	1%
Audio/Visual Equipment	610	170	780	50	8%
Auto Body/Spray Booths	130	(85)	45	(8)	(6%)
Automotive	3,491	1,065	4,556	425	12%
Broadcasting Equipment	133	(131)	2	4	3%
Building Systems	811	(310)	501	(127)	(16%)
Chiropractic Equipment	—	134	134	3
Clinical Lab Equipment	94	(65)	29	(1)	(1%)
Commercial Refrig Equipment	185	29	214	29	16%
Compressor Equipment	231	(228)	3	(4)	(2%)
Computer Systems	7,209	(5,337)	1,872	253	4%
Construction Equipment	563	864	1,427	153	27%
Containers	19	(7)	12	284	1495%
Copiers	1,079	140	1,219	32	3%
CT Scan	470	(364)	106	42	9%
Dental Equipment	1,681	1,154	2,835	293	17%
Desktops	1,010	(210)	800	91	9%
Dry Van Trailer	38	(38)	—	3	8%
Dry-Clean Machines	2,010	(742)	1,268	21	1%
Energy Mngt Sys/Lighting	107	(56)	51	(1)	(1%)
Excavation/Load	3	75	78	9	300%
Farm Machines	349	323	672	31	9%
Faxes	2	—	2	6	300%
Fork Lift/Material HDLG	215	(172)	43	—	0%
Furniture	2,611	(1,114)	1,497	179	7%
Global Positioning System	269	(141)	128	9	3%
Heavy Gen Purpose Trucks	183	(47)	136	14	8%
HVAC Equipment	508	(164)	344	52	10%
Imaging Systems	106	(50)	56	5	5%
Laptops	845	(255)	590	136	16%
Lasers	3,157	(1,396)	1,761	119	4%
Laundry Equipment	1,853	(1,065)	788	72	4%
Lawn Care Equipment	176	(40)	136	6	3%
Light General Purpose Truck	—	88	88	6
Machine Tools	1,868	186	2,054	175	9%
Mailing Machines	730	(442)	288	4	1%
Medical Equipment	3,670	720	4,390	169	5%
MFTR Robotic Equipment	83	13	96	11	13%
Monitors	3	(3)	—	7	233%
MRI	829	392	1,221	90	11%

Past performance is not necessarily indicative of future performance.

HISTORICAL DISPOSITION OF PROPERTIES - LEAF II (Continued)

Type of Equipment	Equipment Cost	Net Book Value	Sale Proceeds	GAAP Gain (Loss)	Gain (Loss) as of Percent of Equipment Cost
Other	8,293	460	8,753	21	0%
Other Agricultural Equipment	41	287	328	18	44%
Other Building Equipment	66	(11)	55	7	11%
Other Communications	26	(6)	20	2	8%
Other Computer Equipment	207	(8)	199	30	14%
Other Garment Care	341	(75)	266	13	4%
Other Industrial Equipment	5,600	12,200	17,800	827	15%
Other Medical Equipment	1,233	249	1,482	66	5%
Other Office Equipment	1,004	(443)	561	6	1%
Other Restaurant Equipment	—	76	76	10	0%
Other Trucks	143	419	562	118	83%
Packaging/labeling	230	(82)	148	(14)	(6%)
Peripherals, Other	88	(51)	37	2	2%
Photographic Develop Equipment	4,866	(2,173)	2,693	(533)	(11%)
Pos Systems	708	(304)	404	35	5%
Printers	1,018	(682)	336	16	2%
Radiology Equipment (X-ray)	337	(74)	263	28	8%
Rehab/Physic/Therapy/Fitn	1,673	(88)	1,585	46	3%
Restaurant Equipment	1,225	1,915	3,140	143	12%
Routers, Hubs	38	(33)	5	3	8%
Scales	29	(18)	11	—	0%
Security Systems	376	(288)	88	(77)	(20%)
Servers	1,904	(1,419)	485	176	9%
Software	5,138	(3,200)	1,938	101	2%
Surveillance Camera/Monitor	139	(139)	—	14	10%
Telephone System	1,770	(635)	1,135	36	2%
Ultrasound	795	(415)	380	39	5%
Water Purification System	—	426	426	21	0%

	$74,760	$(1,062)	$73,698	$3,839

Past performance is not necessarily indicative of future performance.

HISTORICAL DISPOSITION OF PROPERTIES - LEAF III

Type of Equipment	Equipment Cost	Net Book Value	Sale Proceeds	GAAP Gain (Loss)	Gain (Loss) as of Percent of Equipment Cost
Analyzers	$61	$70	$131	$12	20%
Audio/Visual Equipment	48	126	174	7	15%
Auto Body/Spray Booths	18	56	74	1	6%
Automotive	2,343	6,590	8,933	118	5%
Boilers/Compactors	52	(2)	50	1	2%
Building Systems	—	166	166	8	0%
Clinical Lab Equipment	250	266	516	20	8%
Commercial Refrig Equipment	32	48	80	8	25%
Computer Systems	48	211	259	2	4%
Construction Equipment	649	928	1,577	61	9%
Containers	246	317	563	48	20%
Copiers	68	2,814	2,882	186	274%
Dental Equipment	13	433	446	7	54%
Desktops	201	931	1,132	70	35%
Dry Van Trailer	92	3	95	10	11%
Dry-Clean Machines	63	311	374	48	76%
Energy Mngt Sys/Lighting	9	552	561	46	511%
Excavation/Load	1,193	769	1,962	121	10%
Farm Bldg (Equipment & Machinery)	19	(3)	16	1	5%
Farm Machines	29	611	640	67	231%
Faxes	—	163	163	18	0%
Fork Lift/Material HDLG	109	286	395	35	32%
Furniture	361	707	1,068	79	22%
Global Positioning System	—	10	10	1	0%
Heavy General Purpose Trucks	420	318	738	46	11%
HVAC Equipment	181	236	417	18	10%
Imaging Systems	3	231	234	34	1133%
Laptops	12	130	142	7	58%
Laundry Equipment	—	77	77	(7)	0%
Lawn Care Equipment	—	26	26	2	0%
Light General Purpose Truck	206	43	249	16	8%
Machine Tools	772	2,452	3,224	204	26%
Mailing Machines	—	440	440	27	0%
Medical Equipment	44	3,963	4,007	29	66%
MFTR Robotic Equipment	4	1	5	(22)	(550%)
Other	4	2,625	2,629	2,430	60750%
Other Agricultural Equipment	42	422	464	34	81%
Other Communications	19	73	92	14	74%
Other Computer Equipment	—	626	626	22	0%
Other Industrial Equipment	682	10,216	10,898	632	93%

Past performance is not necessarily indicative of future performance.

HISTORICAL DISPOSITION OF PROPERTIES - LEAF III (Continued)

Type of Equipment	Equipment Cost	Net Book Value	Sale Proceeds	GAAP Gain (Loss)	Gain (Loss) as of Percent of Equipment Cost
Other Office Equipment	65	346	411	16	25%
Other Restaurant Equipment	3	589	592	40	1333%
Other Trucks	1,440	3,518	4,958	273	19%
Packaging/labeling	24	76	100	7	29%
Photographic Develop Equipment	—	123	123	11	0%
Pos Systems	105	(46)	59	2	2%
Printers	252	610	862	58	23%
Pumps	—	116	116	12	0%
Radiology Equipment (X-ray)	—	197	197	19	0%
Rehab/Physic/Therapy/Fitness	44	1,150	1,194	67	152%
Restaurant Equipment	492	4,353	4,845	343	70%
Security Systems	57	140	197	36	63%
Servers	19	19	38	(10)	(53%)
Signs	55	3	58	6	11%
Software	68	612	680	84	124%
Telephone System	29	211	240	11	38%
Water Purification System	—	2,864	2,864	312	0%

	$10,946	$53,123	$64,069	$5,748

Past performance is not necessarily indicative of future performance.

For purposes of the above tables:

•	“Equipment Cost” means the fair value or cost of the equipment when acquired by the program

•	“Net Book Value” generally equals the amount in the “Equipment Cost” column less accumulated depreciation

•	“Sale Proceeds” means the total amount received at the time the equipment is sold or otherwise disposed of

•	“GAAP Gain (Loss)” means the amount in the “Sale Proceeds” column less the amount in the “Net Book Value” column (“GAAP” means generally accepted accounting principles in the United States)

•	This percentage is calculated by dividing the amount in the “GAAP Gain (Loss)” column by the amount in the “Equipment Cost” column

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Past performance is not necessarily indicative of future performance.